UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material under Rule 14a-12
HealthSouth Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 24, 2017

Dear Fellow Stockholder:
I am pleased to invite you to attend our 2017 Annual Meeting of Stockholders of HealthSouth Corporation, to be held on Thursday, May 4, 2017, at 11:00 a.m., central time, at our corporate headquarters at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama.
We will review our 2016 performance, discuss our outlook for 2017, and respond to any questions you may have. We will also consider the items of business described in the Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials and in the Proxy Statement accompanying this letter. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about HealthSouth, its management and its directors.
Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.
On behalf of the directors, management and employees of HealthSouth, thank you for your continued support of and ownership in our company.
Sincerely,
Leo I. Higdon, Jr.
Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

Notice of Annual Meeting of Stockholders

TIME	11:00 a.m., central time, on Thursday, May 4, 2017

PLACE	HEALTHSOUTH CORPORATION Corporate Headquarters 3660 Grandview Parkway, Suite 200 Birmingham, Alabama 35243 Directions to the annual meeting are available by calling Investor Relations at 1-205-968-6400

ITEMS OF BUSINESS
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To elect ten directors to the board of directors to serve until our 2018 annual meeting of stockholders.
➢ The board of directors recommends a vote FOR each nominee.
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To ratify the appointment by HealthSouth’s Audit Committee of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.
➢ The board of directors recommends a vote FOR ratification.
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To approve, on an advisory basis, the compensation of the named executive officers as disclosed in HealthSouth’s Definitive Proxy Statement for the 2017 annual meeting.
➢ The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.
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To vote, on an advisory basis, as to whether the above “say-on-pay” advisory vote should occur every one, two, or three years.
➢ The board of directors recommends a vote for the frequency option of ONE YEAR.
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To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of HealthSouth common stock on March 8, 2017.

PROXY VOTING
Your vote is important. Please vote in one of these ways:
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Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card or Notice Regarding the Availability of Proxy Materials;
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By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card or Notice Regarding the Availability of Proxy Materials;
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In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
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Submit a ballot in person at the annual meeting of stockholders.

Important Notice for the Stockholders Meeting to be Held on May 4, 2017
HealthSouth’s Proxy Statement on Schedule 14A, form of proxy card, and 2016 Annual Report (including the 2016 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card or Notice Regarding the Availability of Proxy Materials.

Birmingham, Alabama	Patrick Darby
March 24, 2017	Secretary

HEALTHSOUTH CORPORATION
PROXY STATEMENT

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HEALTHSOUTH CORPORATION
PROXY STATEMENT
INTRODUCTION
The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation (“HealthSouth,” or also “we,” “us,” “our,” or the “Company”), will be held on May 4, 2017, beginning at 11:00 a.m., central time, at our principal executive offices located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope the information contained in this document will help you decide how you wish to vote at the annual meeting.
COMMONLY ASKED QUESTIONS
Why did I receive these proxy materials?
We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2017 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

(1)	to elect ten directors to the board of directors to serve until our 2018 annual meeting of stockholders;

(2)	to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

(3)	to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2017 annual meeting;

(4)	to vote, on an advisory basis, as to whether the above “say on pay” advisory vote should occur every one, two, or three years; and

(5)	to transact such other business as may properly come before the 2017 annual meeting of stockholders and any adjournment or postponement.
These proxy solicitation materials are being sent to our stockholders on or about March 24, 2017.
What do I need to attend the meeting?
Attendance at the 2017 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:30 a.m. central time and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.
Who is entitled to vote at the meeting?
The board of directors has determined that those stockholders who are recorded in our record books as owning shares of our common stock as of the close of business on March 8, 2017, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of February 13, 2017, there were 89,090,208 shares of our common stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock is our only class of outstanding voting securities. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. If you requested a paper copy of the proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.
How can I vote my shares in person at the meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.
Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.
Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.
Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 3, 2017. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

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BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card or Notice of Internet Availability of Proxy Materials. Please have one of those documents in hand when accessing the website.

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BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on your proxy card or Notice of Internet Availability of Proxy Materials. Please have one of those documents in hand when you call.

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BY MAIL – If you requested a paper copy of the proxy materials, you may vote by mail by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named as your proxies will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.
Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability of Proxy Materials. Any Notices of Internet Availability that are returned will not be counted as votes.
Can I access the proxy statement and annual report on the internet?
Yes. You may have received a Notice of Internet Availability of Proxy Materials with instructions on how to access the materials on the internet. Regardless, this proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”) are available at http://www.proxyvote.com. If you received a paper copy of the proxy materials, you have made a previous election to that effect. If you are a stockholder of record and would like to access future proxy materials electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.
A copy of our 2016 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at http://investor.healthsouth.com. The 2016 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.
Rules adopted by the Securities and Exchange Commission permit us to provide stockholders with proxy materials electronically instead of in paper form. We have decided to provide a Notice of Internet Availability of Proxy Materials with instructions on how to access the materials on the internet except in the event a stockholder has previously elected to receive printed material.
Can I change my vote after I submit my proxy?
Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted;

•	submitting a duly executed proxy bearing a later date;

•	voting by telephone or internet on a later date; or

•	attending the annual meeting and voting in person.
In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address in the first bullet above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.
If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.
All shares that have been properly voted and not revoked will be voted at the annual meeting.
What is “householding” and how does it affect me?
We are delivering the Notice of Internet Availability or other proxy materials addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of the Notice of Internet Availability or other proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, or by calling 1-205-967-7116.
If you are a stockholder of record and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.
Is there a list of stockholders entitled to vote at the meeting?
A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours at the meeting place, for ten days prior to the meeting.
What constitutes a quorum to transact business at the meeting?
Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on February 13, 2017, 89,090,208 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.
What is the recommendation of the board of directors?
Our board of directors unanimously recommends a vote:

•	“FOR” the election of each of our ten nominees to the board of directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm;

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“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

•	“FOR” the option of “ONE YEAR” as the frequency with which stockholders are provided the advisory vote on executive compensation.
With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.
What vote is required to approve each item?
The vote requirements for the proposals are as follows:

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Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.

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The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against the proposal.

Please note that “say-on-pay,” Proposal Three, and “say-on-frequency,” Proposal Four, are only advisory in nature and have no binding effect on the Company or our board of directors. In each case, our board of directors will consider the proposal approved if the votes cast in favor of the proposal exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against these proposals.
A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.
The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against any stockholder proposal. Broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares of common stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.
Who will pay for the cost of this proxy solicitation?
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Who should I contact if I have questions?
If you hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account. If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-205-968-6400. As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE
Proposal 1 – Election of Directors
Director Nominees
Our board of directors currently consists of ten members and, based on the recommendation of the Nominating/Corporate Governance Committee, proposes that each of the ten nominees listed below be elected at the annual meeting as members of our board of directors, to serve until our 2018 annual meeting of stockholders.
Each director nominee named in Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board of directors, including a brief description of why he or she was nominated.

Name of Nominee	Age	Current Roles	Date Became Director
John W. Chidsey *	54	Member of Audit Committee and Finance Committee	10/2/2007
Donald L. Correll *	66	Member of Audit Committee and Finance Committee	6/29/2005
Yvonne M. Curl *	62	Member of Compensation Committee (Chair) and Compliance/Quality of Care Committee	11/18/2004
Charles M. Elson *	57	Member of Finance Committee (Chair) and Nominating/Corporate Governance Committee	9/9/2004
Joan E. Herman *	63	Member of Compensation Committee and Compliance/Quality of Care Committee (Chair)	1/25/2013
Leo I. Higdon, Jr. *	70	Chairman of the Board of Directors; Member of Compensation Committee and Nominating/Corporate Governance Committee	8/17/2004
Leslye G. Katz *	62	Member of Audit Committee (Chair) and Finance Committee	1/25/2013
John E. Maupin, Jr. *	70	Member of Nominating/Corporate Governance Committee and Compliance/Quality of Care Committee	8/17/2004
L. Edward Shaw, Jr. *	72	Member of Compensation Committee and Nominating/Corporate Governance Committee (Chair)	6/29/2005
Mark J. Tarr	55	President and Chief Executive Officer	12/29/2016
 *Denotes independent director.
There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with persons acting solely as directors or officers of HealthSouth.
John W. Chidsey
Mr. Chidsey currently serves as an executive board member of TopTech Holdings, LLC. TopTech, doing business as HotSchedules.com, is a provider of comprehensive cloud-based technology with expertise in hiring, training, scheduling, back office and standardization. From the time of the October 2010 sale of Burger King Holdings, Inc. to 3G Capital until April 18, 2011, Mr. Chidsey served as co-chairman of the board of directors of Burger King Holdings, Inc. Prior to the sale, he served as chief executive officer and a member of its board from April 2006, including as chairman of the board from July 2008. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Prior to joining Cendant, Mr. Chidsey served as the director of finance of Pepsi-Cola Eastern Europe and the chief financial officer of

PepsiCo World Trading Co., Inc. Mr. Chidsey currently serves on the board of directors of Norwegian Cruise Line Holdings Ltd. and on the governing board of the privately held company, Instawares Holdings, LLC. He also serves on the Board of Trustees for Davidson College in Davidson, North Carolina.
Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
Donald L. Correll
Mr. Correll is chief executive officer and co-founder of KWP Capital, LLC, a firm that identifies, invests in, advises, and manages water and wastewater infrastructure assets and operations. Mr. Correll served as the president and chief executive officer and a director of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America, from April 2006 to August 2010. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. He currently serves as a director, member of the audit committee, and chairman of the leadership development and compensation committee of New Jersey Resources Corporation.
Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm. Mr. Correll qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
Yvonne M. Curl
Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., a global provider of next-generation business collaboration and communications solutions, which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company. In the past five years, she has also served as director of Charming Shoppes, Inc., a specialty apparel retailer, and Welch Allyn, Inc. (private).
Ms. Curl has proven senior executive experience with broad operational experience in sales, marketing, and general management through her previous roles with large public companies as described above. Having served on several compensation committees on the board of directors of public companies, she has experience in the development and oversight of compensation programs and policies.
Charles M. Elson
Mr. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, Risk Governance, Role of Lead Director, Strategy Development, Board Diversity, Board and Long-term Value Creation, and Building the Strategic Asset Board. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity. He served on that organization’s Advisory Council. He currently serves as a director of Bob Evans Farms, Inc. In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and as a member of a standing advisory committee for the Public Company Accounting Oversight Board. Mr. Elson has been Of Counsel/consultant to the law firm of Holland & Knight LLP from 1995 to the present.
Mr. Elson has extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Mr. Elson is in a unique position to monitor and counsel on developments in corporate governance.

Joan E. Herman
Ms. Herman has served as the president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm, since 2008. Herman & Associates provides services to healthcare providers, pharmacy benefit managers, managed care organizations, and private equity firms. From 1998 to 2008, she served in a number of senior management positions, including president and chief executive officer for two corporate divisions, at Anthem, Inc. (f/k/a WellPoint, Inc.), a leading managed healthcare company that offers network-based managed care plans. Prior to joining Anthem, she served in a number of senior positions at Phoenix Life Insurance Company for 16 years, lastly as senior vice president of strategic development. Ms. Herman currently serves on the board of directors for Convergys Corporation, a provider of customer management and business support system solutions for which she serves on the audit and nominating and governance committees. In the past five years, she has served as a director of MRV Communications, Inc. and Qualicorp SA, a publicly traded company in Brazil. In addition, she currently serves on the boards of directors of DentalPlans.com and AARP Services Inc., both privately held companies.
Ms. Herman has extensive experience leading large complex businesses, including in the healthcare and insurance industries. With Anthem, she gained experience dealing with government reimbursement issues as well as state and federal healthcare and insurance regulators. Her senior involvement and board service with various community and charity organizations, such as the American Red Cross – Los Angeles region and the Venice Family Clinic Foundation, evidences her leadership skills and character.
Leo I. Higdon, Jr.
Mr. Higdon was unanimously elected to serve as chairman of our board of directors on May 1, 2014. He served as president of Connecticut College from July 1, 2006 to December 31, 2013. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as the lead independent director of Eaton Vance Corp., a provider of investment management and advisory services, and as a director of Citizens Financial Group, Inc.
As a result of his 20 years of experience in the financial services industry combined with his strategic management skills gained through various senior executive positions, including in academia, and service on numerous boards of directors, Mr. Higdon has extensive experience with strategic and financial planning and the operations of large public companies.
Leslye G. Katz
From January 2007 to December 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc., a provider of information, services, and technology for clients in the pharmaceutical and healthcare industries. Prior to that, she served as vice president and controller for five years. From July 1998 to July 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin-off from D&B. Ms. Katz currently serves as a director and member of the audit and compensation committees of ICF International, Inc., a provider of management, technology, and policy consulting and implementation services to government and commercial clients, and as co-chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.
Ms. Katz has extensive experience in financial management at companies serving the healthcare and pharmaceutical industries, as well as expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate, and procurement. She has further demonstrated her leadership and character in her board service with a community charity. She qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

John E. Maupin, Jr.
In July 2014, Dr. Maupin retired as president and chief executive officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he held from July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including president and chief executive officer of Meharry Medical College from 1994 to 2006, executive vice president and chief operating officer of the Morehouse School of Medicine from 1989 to 1994, chief executive officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin currently serves as a director of LifePoint Hospitals, Inc., VALIC Companies I & II, a group retirement investment fund complex, and Regions Financial Corp. Dr. Maupin also serves on the boards of the America’s Promise Alliance and the Regions Community Development Corporation (chairman).
Dr. Maupin has extensive management and administrative experience with healthcare organizations as described above. He has diverse executive leadership experience in public health, ambulatory care, government relations, and academic medicine. He also has a distinguished record as a health policy expert and advisor, having served on numerous national advisory boards and panels. Additionally, he has demonstrated his leadership and character through involvement, including board roles, in community, healthcare, and scientific advisory organizations as well as through his service as an officer in the U.S. Army Reserve for more than 28 years.
L. Edward Shaw, Jr.
Mr. Shaw served as general counsel of Aetna, Inc. from 1999 to 2003 and The Chase Manhattan Bank from 1983 to 1996, where, in addition to his legal role, his responsibilities included a wide range of strategic planning, risk management, compliance and public policy issues. From 1996 to 1999, he served as chief corporate officer of the Americas for National Westminster Bank PLC. In 2004, Mr. Shaw was appointed independent counsel to the board of directors of the New York Stock Exchange dealing with regulatory matters. From March 2006 to July 2010, he served on a part-time basis as a senior managing director of Richard C. Breeden & Co., and affiliated companies engaged in investment management, strategic consulting, and governance matters. Mr. Shaw also currently serves as a director of MSA Safety Inc. and as a director and former chairman of Covenant House, the nation’s largest privately funded provider of crisis care to children.
Mr. Shaw has a wide ranging legal and business background, including senior leadership roles, in the context of large public companies as described above with particular experience in corporate governance, risk management and compliance matters. He also has significant experience in the healthcare industry as a result of his position with Aetna.
Mark J. Tarr
Mr. Tarr became our president and chief executive officer on December 29, 2016. Previously, he served as executive vice president of our operations since October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993 and has held various management positions with us, including serving as president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.
Mr. Tarr, as our president and chief executive officer, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into its detailed operations. He also has the benefit of more than 25 years of experience in the operation and management of inpatient rehabilitation hospitals.
Board Recommendation
The board of directors unanimously recommends that you vote “FOR” the election of all ten director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of PricewaterhouseCoopers LLP
In accordance with its charter, the Audit Committee selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2017 audit period, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.
Pre-Approval of Principal Accountant Services
The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, except for de minimis services with billings not greater than 5% of fees paid in that year, which are subject to subsequent approval by the Audit Committee and other requirements. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member, provided that any delegated approval is limited to services with fees of no more than 5% of previously approved amounts.

Principal Accountant Fees and Services
With respect to the audits for the years ended December 31, 2016 and 2015, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2016 and 2015, all audit, audit-related, and other fees were approved in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2016	2015
	(In Millions)
Audit fees(1)	$3.1	$4.0
Audit-related fees(2)	—	0.2
Total audit and audit-related fees	3.1	4.2
Tax fees(3)	0.1	0.1
All other fees(4)	—	0.1
Total fees	$3.2	$4.4

(1)
Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for each year presented; fees for professional services rendered for the review of financial statements included in our Form 10-Qs, and fees for professional services normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(2)
Audit-Related Fees –Represents aggregate fees paid or accrued for assurance and related services that are reasonably related to the performance of audit services and traditionally are performed by our independent auditor, such as work in connection with registered offerings of securities.

(3)
Tax Fees – Represents fees for all professional services, including tax compliance, advice and planning, provided by our independent auditor’s tax professionals but not including any services related to the audit of our financial statements.

(4)
All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, for 2015, these fees represent amounts paid or due to our independent auditor for due diligence work associated with acquisitions and miscellaneous services and products.

Board Recommendation
The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for the 2017 audit period.

Proposal 3 – Advisory Vote on Executive Compensation
We seek your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 26 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.
As described under the heading “Compensation Discussion and Analysis” on page 26, the Company provides annual and long-term compensation programs as well as the other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2016 annual meeting, 98.1% of stockholders voting on the say-on-pay proposal approved our executive compensation on an advisory basis.
You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 26 for additional details about the Company’s executive compensation programs.
The board of directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the HealthSouth Corporation Definitive Proxy Statement for the 2017 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The board of directors and its compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns. The board of directors has elected to hold the say-on-pay advisory vote annually until further notice. The next advisory vote is expected to be in connection with the 2018 annual meeting of stockholders.
Board Recommendation
The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 4 – Advisory Vote on the Frequency of the “Say-on-Pay” Vote
After careful consideration, our board of directors previously decided to hold annual, non-binding, advisory votes on executive compensation. Notwithstanding, that decision and the support of the majority of our stockholders in the 2011 vote on the say-on-pay frequency proposal, the rules of the Securities and Exchange Commission (the “SEC”) require us to again submit this Proposal to a vote. Accordingly, we are asking whether the say-on-pay advisory vote should occur every three years, every two years or every year. We understand that stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from stockholders on this Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been approved by stockholders. While the board of directors will take into account the outcome of this non-binding, advisory vote when making future decisions regarding the frequency of the say-on-pay advisory vote, the board of directors may decide that it is in the best interests of stockholders and the Company to hold such an advisory vote more or less frequently than the option selected by a plurality of stockholders at the annual meeting. As a reminder, you are NOT voting for or against the board’s recommendation itself. Instead, your vote is a selection of one of the three frequency options if you do not abstain.
Board Recommendation
The board of directors unanimously recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines, which provide, among other things, that each member of the board will:

•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our Bylaws;

•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and

•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.
Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board for approval.
Code of Ethics
We have adopted Standards of Business Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us;

•	compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.
We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for executive officers and directors on our website promptly following the date of the amendments or waivers. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.
Corporate Website
We maintain a “Corporate Governance” section on our website where you can find copies of our principal governance documents, including our code of ethics. Our “Corporate Governance” section is located at
http://investor.healthsouth.com and includes the following documents, among others:

•	Charter of the Company

•	Bylaws of the Company

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Compliance/Quality of Care Committee

•	Charter of the Finance Committee

•	Charter of the Nominating/Corporate Governance Committee

•	Standards of Business Conduct

•	Corporate Governance Guidelines

Board Policy on Majority Voting for Directors
A director nominee will be elected if the votes “for” that person exceed 50% of the votes cast, including “withhold authority” votes but excluding “abstention” votes and broker non-votes, in the election with respect to that person. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of “withhold authority” votes than votes “for” his or her election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee unless it is a contended election in which case the incumbent director nominee must receive the votes required by our Bylaws. The Nominating/Corporate Governance Committee will recommend to the board of directors whether to accept or reject the offer of resignation.
Role of the Board in Oversight of the Company’s Risks
We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the enterprise risk management program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. The full board also monitors the Company’s strategic risks by way of regular reports. Individual committees monitor, by way of regular reports, the risks that relate to the responsibilities of that committee.
The Compensation Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2016, Mercer (US) Inc. in consultation with our human resources department prepared and presented to the Compensation Committee a risk assessment report that addressed the incentive compensation structure, programs, and processes at the corporate and hospital levels of the Company. The assessment included, among other things, a review of pay mix (fixed v. variable, cash v. equity and short v. long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.
Annual Evaluation of the Performance of the Board
On an annual basis, members of the board complete an evaluation of the performance of the board as well as each committee on which the respective members serve. The board may, and does on occasion, obtain the advice and assistance of outside advisors in performing the evaluation. Results are reviewed by the Nominating/Corporate Governance Committee which then shares those results and any follow up recommendations with all members of the board.
Communications to Directors
Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-employee director may do so by writing to the address listed below:
HEALTHSOUTH CORPORATION
BOARD OF DIRECTORS
3660 GRANDVIEW PARKWAY, SUITE 200
BIRMINGHAM, ALABAMA 35243
ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.
All communications will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, sufficient copies of the contents will be made for all of the addressees.

Board Structure and Director Nominations
Board Structure and Meetings
Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for a non-executive chairman of the board to set the agenda for, and preside over, board meetings, coordinate the work of the committees of our board of directors and perform other duties delegated to the chairman by our board of directors. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board of directors adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. On May 1, 2014, the board unanimously elected Mr. Higdon as chairman. Members of the board are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices and hospitals, and by participating in meetings of the board and its committees.
The board of directors met six times during 2016. Each member of the board attended 75% or more of the meetings of the board and the committees on which he or she served during the year. In addition, it is our policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting the same day and location as the annual meeting of stockholders. All members of our board attended the annual meeting in 2016.
Criteria for Board Members
In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and our board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, information technology and cyber security, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, and character. The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to the board:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Candidates should be willing to be accountable for their decisions as directors.

•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•
Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.

•
Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•
Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.
Although there is no formal policy on diversity of nominees, both the board of directors and the Nominating/Corporate Governance Committee believe that diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed above, promotes improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience offer in the broader context of the primary evaluation described above.

Director Nomination Process
Internal Process for Identifying Candidates
The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees. First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).
Proposals for Director Nominees by Stockholders
The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2017 annual meeting. Stockholder nominations for our 2018 annual meeting of stockholders must be received at our principal executive offices on or after January 5, 2018 and not later than February 4, 2018. All stockholder nominations must be sent by mail or courier service and addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary. Electronic mail and facsimile delivery are not monitored routinely for stockholder submissions, so timely delivery cannot be insured.
Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws and be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.
Our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to conditions including the board of director’s determination that reimbursement is consistent with its fiduciary duties. Following the annual meeting, we will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board of directors if the conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. In all cases, reimbursement will only be made if the nominating stockholders are liable for such expenses regardless of the outcome of the election of directors or receipt of reimbursement from us and no party to which such amounts are payable is an affiliate or associate of any of the nominating stockholders. In no event may the amount paid to a nominating stockholder exceed the amount of corresponding expenses incurred by us in soliciting proxies in connection with the election of directors. Further, we will not reimburse expenses in the event that our board of directors determines that any such reimbursement is not in our best interests, would result in a breach of our board’s fiduciary duties, would render us insolvent or cause us to breach a material obligation. For additional detail, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Evaluation of Candidates
The Nominating/Corporate Governance Committee will consider all candidates duly identified and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals the committee believes will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, information technology and cyber security, industry knowledge, and corporate governance.
Director Independence
Review of Director Independence
On an annual basis, our board of directors undertakes a review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. The board assesses whether any transactions or relationships exist currently or during the past three years existed between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, or our independent registered public accounting firm. The board examines whether there were any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates. The board further considers whether there are any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. There were no such director-related transactions or contributions in 2016.
Determination of Director Independence
Each of John W. Chidsey, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Joan E. Herman, Leo I. Higdon, Jr., Leslye G. Katz, John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Tarr, who was our chief executive officer, is not independent. Each of our directors other than Mr. Tarr also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange. Additionally:

•
each member of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the NYSE and other applicable laws and regulations;

•
each member of the Audit Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by the NYSE, our Corporate Governance Guidelines, and other applicable laws and regulations; and each of members also qualifies as an “audit committee financial expert” under SEC regulations; and

•	each member of the Compliance/Quality of Care Committee and the Finance Committee was an independent director under our Corporate Governance Guidelines.
Standards of Director Independence
Under the listing standards adopted by the NYSE, a director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	the director has not been an employee of the Company or any of its subsidiaries, and no immediate family member of the director has been an executive officer of the Company;

•
neither the director nor an immediate family member of the director has received more than $120,000 in a twelve-month period during the last three years in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	neither the director nor an immediate family member of the director has been affiliated with or employed by a present or former internal or external auditor of the Company;

•
neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•
the director has not been an executive officer or employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors
Committee Memberships and Meetings
Our board of directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the board of directors: Audit, Compensation, Compliance/Quality of Care, Finance, and Nominating/Corporate Governance. The following table shows the number of meetings and the membership of each board committee as of December 31, 2016.

	Audit	Compensation	Compliance/ Quality of Care	Finance	Nominating/ Corporate Governance
Number of Meetings in 2016:	7	8	5	5	4
John W. Chidsey	X			X
Donald L. Correll	X			X
Yvonne M. Curl		Chair	X
Charles M. Elson				Chair	X
Joan E. Herman		X	Chair
Leo I. Higdon, Jr.		X			X
Leslye G. Katz	Chair			X
John E. Maupin, Jr.			X		X
L. Edward Shaw, Jr.		X			Chair
Audit Committee
We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:

•
assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;

•
at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;

•
review and evaluate our quarterly financial statements and annual audited financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the Company’s internal control over financial reporting prior to the filing of those financial statements with the SEC;

•	discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;

•	discuss policies with respect to risk assessment and risk management;

•	set clear hiring policies for employees or former employees of our independent auditor; and

•
appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members and may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors.
Compensation Committee
The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and approve, or recommend to the independent members of the board of directors for approval, the individual compensation of our executive officers in order to attract and retain high-quality personnel to better ensure our long-term success and the creation of long-term stockholder value. The specific responsibilities of the Compensation Committee are, among others, to:

•
review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans; amend or recommend that the board of directors amend such programs, policies, goals or objectives; and act as (or designate) an administrator for such plans as may be required;

•
review and recommend to the board of directors corporate goals and objectives relevant to the compensation of the chief executive officer and evaluate the performance of the chief executive officer in light of those goals and objectives;

•
review and approve corporate goals and objectives relevant to the compensation of the other executive officers and evaluate the performance of those executive officers in light of those goals and objectives;

•	determine and approve, together with the other independent directors, the base compensation level and incentive compensation level for the chief executive officer;

•	determine and approve the compensation levels for the other executive officers;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;

•
review and approve (or recommend to the board of directors in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the Company; and

•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board.
In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members and may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors. The Compensation Committee has the sole authority to set the compensation for, and to terminate the services of, its advisors. As discussed in further detail in the table on page 30, the Compensation Committee engaged the independent compensation consultant, Frederic W. Cook & Co., Inc., to assist it in its review and evaluation of executive compensation practices. The Compensation Committee has reviewed the independence of Frederic W. Cook & Co. and of each individual employee of the firm with whom it works. Frederic W. Cook & Co. does not perform other services for the Company, and the total fees paid to Frederic W. Cook & Co. during fiscal 2016 did not exceed $120,000. The Compensation Committee has determined Frederic W. Cook & Co. has no conflict of interest in providing advisory services.

Compliance/Quality of Care Committee
The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance and cyber risk management activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:

•
ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;

•
appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program, which is subject to our annual review, and approve, and perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;

•	oversee the cyber risk management program developed by the chief information officer and designed to monitor, mitigate and respond to cyber risks, threats, and incidents;

•	review and approve annually the quality program description and the performance of the chief medical officer and the quality of care program;

•
review periodic reports from the chief compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year;

•	review periodic reports from the chief information officer, including developments in cyber threat environment and cyber risk mitigation efforts; and

•	review periodic reports from the chief medical officer regarding the Company’s efforts to advance patient safety and quality of care.
In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members and may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors.
Finance Committee
The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are to review and approve certain expenditures, contractual obligations and financial commitments per delegated authority from our board of directors and to review, evaluate, and make recommendations to the board:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;

•	plans for allocation and disbursement of capital expenditures;

•	credit rating, activities with credit rating agencies, and key financial ratios;

•	long-term financial strategy and financial needs;

•	unusual or significant commitments or contingent liabilities; and

•	plans to manage insurance and asset risk.
In addition to its other responsibilities, the committee oversees our major activities with respect to mergers, acquisitions and divestitures. The committee also reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including financial and legal advisors.

Nominating/Corporate Governance Committee
The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

•
assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;

•
make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;

•	assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member;

•
recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board; and

•
develop and recommend to the board Corporate Governance Guidelines for the Company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable.

The committee reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal advisors.
Compensation of Directors
In 2016, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John W. Chidsey	106,346	145,029	48,519	299,894
Donald L. Correll	98,269	145,029	51,266	294,564
Yvonne M. Curl	113,269	145,029	51,266	309,564
Charles M. Elson	108,269	145,029	51,266	304,564
Joan E. Herman	108,269	145,029	13,503	266,801
Leo I. Higdon, Jr.	214,615	145,029	51,266	410,910
Leslye G. Katz	111,346	145,029	13,503	269,878
John E. Maupin, Jr.	101,731	145,029	51,266	298,026
L. Edward Shaw, Jr.	104,808	145,029	51,266	301,103
_____________________________

(1)
The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2016, regardless of when such fees are paid. Mr. Chidsey elected to defer 100% of his fees earned in 2016 under the Directors’ Deferred Stock Investment Plan.

(2)
Each non-employee director received an award of restricted stock units with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $145,029, (3,559 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until after the date the director ends his or her service on the board. As of December 31, 2016, each director held the following aggregate RSU awards: Mr. Chidsey – 54,732, Mr. Correll – 57,730, Ms. Curl – 57,730, Mr. Elson – 57,730, Ms. Herman – 16,511, Mr. Higdon – 57,730, Ms. Katz – 16,511, Dr. Maupin – 57,730, and Mr. Shaw – 57,730. There were no other outstanding stock awards.

(3)
The amounts reflected in this column represent the value of additional RSUs granted as dividend equivalents in connection with the payment of dividends on our common stock during 2016 as required by the terms of the original grants.

Under the terms of our 2016 Omnibus Performance Incentive Plan approved by our stockholders in 2016, the value of each of the equity awards granted and the cash fees paid to a non-employee director in a year cannot exceed $300,000, and the total of both cannot exceed $600,000.

Effective May 5, 2016, our non-employee directors receive an annual base cash retainer of $100,000. In addition to the base cash retainer, the following table sets forth the chairperson fees paid to compensate for the enhanced responsibilities and time commitment associated with the positions.

Chair Position	Fees Earned or Paid in Cash ($)
Chairman of the Board(1)	125,000
Audit Committee	20,000
Compensation Committee	15,000
Compliance/Quality of Care Committee	10,000
Finance Committee	10,000
Nominating/Corporate Governance Committee	10,000
_____________________________

(1)	The board of directors approved an increase from $100,000 to $125,000 on May 5, 2016.
Our non-employee directors may elect to defer all or part of their cash fees under our Directors’ Deferred Stock Investment Plan. Elections must be made prior to the beginning of the applicable year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Stock held in the deferred accounts is entitled to any dividends paid on our common stock, which dividends are promptly invested in our common stock by the plan trustee at the market price. Fees deferred under the plan and/or the acquired stock are held in a “rabbi trust” by the plan trustee. Accordingly, the plan is treated as unfunded for federal tax purposes. Amounts deferred and any dividends reinvested under the plan are distributed in the form of our common stock upon termination from board service for any reason. Distributions generally will commence within 30 days of leaving the board. As of December 31, 2016, the number of shares held in the plan were: Dr. Maupin’s 2,054 shares, Mr. Chidsey’s 41,486 shares, and Mr. Shaw’s 14,213 shares.
In addition, each non-employee member of the board of directors receives a grant of restricted stock units valued at approximately $145,000. When dividends are paid on our common stock, the directors receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock. The restricted stock units held by each director will be settled in shares of our common stock following the director’s departure from the board.
In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to the greater of $500,000 or five times the annual base cash retainer within five years of appointment or election to the board. As of February 18, 2017, all of our non-employee directors have satisfied the guidelines.
As employees, Messrs. Grinney and Tarr received no additional compensation for serving on the board in 2016.
Indemnification and Exculpation
We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.
We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

AUDIT COMMITTEE REPORT
The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.
In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:

•
reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2016, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);

•
discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.
The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2016, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.

Audit Committee
Leslye G. Katz (Chair)
John W. Chidsey
Donald L. Correll

COMPENSATION COMMITTEE MATTERS
Scope of Authority
The Compensation Committee acts on behalf of the board of directors to establish the compensation of our executive officers, other than the chief executive officer, and provides oversight of the Company’s compensation philosophy for senior management. The Compensation Committee reviews and recommends to the board of directors for final approval the compensation of the chief executive officer and the non-employee directors. The Compensation Committee also acts as the oversight committee and administrator with respect to our equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two of its members, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the committee as a whole.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee
Yvonne M. Curl (Chair)
Joan E. Herman
Leo I. Higdon, Jr.
L. Edward Shaw, Jr.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we present the key components of our executive compensation program. We explain why we compensate our executives in the manner we do and how these philosophies guide the individual compensation decisions for our named executive officers, or “NEOs.” Our 2016 compensation decisions were directed by our board of directors and its Compensation Committee, which we refer to as the “Committee” in this section only.
Executive Succession
In 2016, we experienced multiple NEO transitions:

•	Jay Grinney retired as our President and Chief Executive Officer effective December 29, 2016.

•	Mark J. Tarr was promoted to President and Chief Executive Officer effective December 29, 2016.

•	Barbara A. Jacobsmeyer was promoted to Executive Vice President of Operations effective December 29, 2016.

•	Patrick Darby was appointed as our Executive Vice President, General Counsel and Corporate Secretary effective February 18, 2016.
Our NEOs as of December 31, 2016 were:

Name	Title
Jay Grinney	Former President and Chief Executive Officer
Mark J. Tarr	President and Chief Executive Officer
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer
Patrick Darby	Executive Vice President, General Counsel and Corporate Secretary
Barbara A. Jacobsmeyer	Executive Vice President of Operations
Cheryl B. Levy	Chief Human Resources Officer
However, Mr. Tarr’s and Ms. Jacobsmeyer’s compensation for their elevated roles did not take effect until January 1, 2017. Given the timing of the year-end senior management transitions and the 2017 effective dates of the associated compensation actions, for purposes of 2016 discussion and analysis below, Mr. Grinney’s compensation reflects that of the President and CEO position; Mr. Tarr’s reflects that of the Chief Operating Officer; and Ms. Jacobsmeyer’s reflects her role as a Regional President. Accordingly, the information in this section does not take into account the senior management succession at the end of 2016 unless otherwise noted.
EXECUTIVE SUMMARY

Strategy and Business Overview
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 35 states and Puerto Rico through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. This structure allows us to provide a continuum of facility-based and home-based post-acute services to our patients and their families, which we believe will become increasingly important as coordinated care and integrated delivery payment models, such as accountable care organizations and bundled payment arrangements, become more prevalent.

2016 Business Highlights and Recent Track Record
In 2016, we continued to successfully execute our business strategy:

✓
Net operating revenues increased by 17.2% over 2015 due primarily to our acquisitions of the operations of Reliant Hospital Partners, LLC on October 1, 2015 and CareSouth Health System, Inc. on November 2, 2015.

✓	Our total inpatient rehabilitation facility, or “IRF,” patient discharges and “same-store” discharges grew 10.8% and 1.7%, respectively.
✓	Our total home health admissions and “same-store” admissions grew 43.6% and 13.7%, respectively.
✓	Our hospitals treated more patients than the prior year and delivered enhanced outcomes in a highly cost-effective manner.
✓
We entered new inpatient rehabilitation markets and enhanced our geographic coverage in existing markets in 2016 by adding 4 new hospitals with 161 licensed beds to our portfolio as well as another 10 home health and 8 hospice locations.

✓	We integrated the operations of Reliant Hospital Partners, LLC and CareSouth Health System, Inc.
✓	We continued to outperform the industry averages in many inpatient rehabilitation and home health quality of care measures.
✓	We increased our quarterly cash dividend by 4.3% from $0.23 per share to $0.24 per share, and we repurchased 1.7 million shares of our common stock.
Our success in 2016 continued to build upon our success in prior years. We have achieved a consistent track record of superior performance.

Revenue

'12-'16 CAGR = 14.4%
$2,162
$2,273
$2,406
$3,163
$3,707
2012
2013
2014
2015
2016

IRF Discharge Volume

'12-'16 CAGR = 7.5%
123,854
129,988
134,515
149,161
165,305
2012
2013
2014
2015
2016

Adjusted EBITDA(1)

'12-'16 CAGR = 11.9%
$506
$552
$578
$683
$794
2012
2013
2014
2015
2016

Net Cash Provided by Operating Activities

'12-'16 CAGR = 10.1%
$412
$470
$445
$485
$606
2012
2013
2014
2015
2016

(1) Reconciliation to GAAP provided in Appendix A to this proxy statement.

Operating Performance and Executive Compensation
We utilize performance objectives in our compensation plans which we believe will, over time, lead to enhanced stockholder value. Over the past several years, we established a track record of strong results from operations, and these results, as highlighted above, continued in 2016. Healthcare always has been a highly regulated industry. Successful healthcare providers are those who provide high-quality, cost-effective care and have the ability to adjust to changes in the regulatory and operating environments. We believe we have the necessary capabilities — scale, infrastructure, capital structure, and human resource talent — to adapt to changes and continue to succeed in a highly regulated industry, and we have a proven track record of doing so.

Overview of Executive Compensation Actions in 2016
In February 2016, our board of directors (for actions related to our President and Chief Executive Officer) and the Committee (for all other NEOs) considered the total compensation packages, both in whole and by component, of our NEOs to determine appropriateness in light of our executive compensation philosophy, 2015 accomplishments, 2016 anticipated challenges, and senior management succession planning. We took the following actions:

February 2016 Executive Compensation Actions Summary
Compensation Component	Actions Related to Plans from Prior Years	Actions Related to 2016 Plans
Base Salary	Not applicable.	• Increased base salaries for Messrs. Tarr and Coltharp.
Senior Management Bonus Plan (“SMBP”)	Approved 2015 SMBP awards based on performance compared to targets; awards equaled a weighted average of 76.0% of target opportunity.
•
Approved 2016 design with increases in target award opportunity for Messrs. Tarr and Coltharp and Ms. Levy.
•
Retained adjusted consolidated earnings before interest, tax, depreciation and amortization expenses, or “Adjusted EBITDA,” while introducing "Quality Scorecard" (defined below) in place of Program Evaluation Model (“PEM”) Score Ranking as the corporate performance metrics.

Long-Term Incentive Plan (“LTIP”)	Approved 2014 LTIP award payouts based on performance compared to targets for the 2014-2015 performance period; awards equaled a weighted average of 65.4% of target opportunity.
•
Approved 2016 design; increased Ms. Levy's target to 125% of base salary.
•
Revised design of performance-based restricted stock awards to include only two metrics: earnings per share, or “EPS,” and return on invested capital, or “ROIC” (eliminating relative total shareholder return).

In 2016, as part of the oversight of senior management succession planning, our board and the Committee approved the following actions:

NEO	Role Change	Compensation Actions
Mark J. Tarr	Promoted to President and Chief Executive Officer effective December 29, 2016.	• Base salary increase to $900,000 effective January 1, 2017. • SMBP target increase to 100% effective in 2017. • LTIP target set at $2,700,000 for 2017.
Douglas E. Coltharp	Added Information Technology and Managed Care Network Contracting responsibilities effective December 29, 2016.
•
Base salary increase to $700,000 effective January 1, 2017.
•
SMBP target increase to 85% effective in 2017.
•
LTIP target increase to 200% for 2017.
•
One-time awards of ~$500,000 in RSAs and ~$500,000 in stock options in 2016.

Barbara A. Jacobsmeyer	Promoted to Executive Vice President of Operations from Regional President effective December 29, 2016.	• Base salary increase to $450,000 effective January 1, 2017. • SMBP target increase to 70% effective in 2017. • LTIP target increase to 150% for 2017.
Response to 2016 Proxy Votes
The Committee believes the 98.1% affirmative vote on our 2016 “say-on-pay” vote coupled with the 88.8% approval of our 2016 Omnibus Performance Incentive Plan indicates that our stockholders support our current executive compensation program. In 2016, we made minor changes to our executive compensation program designed to align our plans with our business strategy in an evolving healthcare market while continuing to emphasize performance-based compensation.

EXECUTIVE COMPENSATION PHILOSOPHY

HealthSouth’s executive compensation philosophy is to:

•	provide a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders;

•	correlate compensation with corporate, regional and business unit outcomes by recognizing performance with appropriate levels and forms of awards;

•	establish financial and operational goals to sustain strong performance over time;

•	place 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s and individual’s performance; and

•	provide limited executive benefits to members of senior management.
We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.
Pay and Performance
Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC.”
.

Total Direct Compensation = Base Salary + Annual Cash Incentive + Long-Term Equity Incentives

NEO Target Total Direct Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive (% of Base)	Target Long-Term Equity Incentive (% of Base)	Target Total Direct Compensation
Jay Grinney	$1,000,000	100%	550%	$7,500,000
Mark J. Tarr	650,000	85%	200%	2,502,500
Douglas E. Coltharp	580,000	80%	150%	1,914,000
Patrick Darby	475,000	60%	150%	1,472,500
Barbara A. Jacobsmeyer	375,000	60%	125%	1,068,750
Cheryl B. Levy	345,000	60%	125%	983,250
In 2016, all cash incentive target amounts and a substantial majority of NEO equity award values were dependent on performance measured against certain pre-determined, board-approved objectives. The graphs below reflect: (i) the time frame (i.e., annual vs. long-term) for our NEOs to realize the value of the various TDC components and (ii) the extent to which our NEOs’ 2016 target TDC is performance-based.

President & Chief Executive Officer					Executive Vice Presidents					Senior Vice Presidents
(Mr. Grinney)					(Messrs. Tarr, Coltharp and Darby)					(Mmes. Jacobsmeyer and Levy)

Annual		Long Term			Annual		Long Term			Annual		Long Term
13.3%	13.3%	14.7%	44.0%	14.7%	28.9%	22.1%	9.8%	29.4%	9.8%	35.1%	21.1%	26.3%	17.5%

	Performance-based at Risk = 72.0%					Performance-based at Risk = 61.3%					Performance-based at Risk = 47.4%

Base Salary	Annual Incentive	Stock Options	Performance-based Restricted Stock	Time-based Restricted Stock
Annually, as a “checkup” of pay and performance, Frederic W. Cook & Co. prepares an analysis of the prior year TDC for the NEOs and the reported prior year TDC for the NEOs of our peer companies for the “Healthcare Peer Group” (as identified below). This analysis includes our rankings against the peer group for key financial and operating performance metrics for one-, three-, and five-year periods. These metrics are grouped into four categories: “growth,” “operating performance,” “returns,” and “investor experience.” The Committee has not taken any specific action in response to this information but does consider it in assessing whether the Company is paying for performance – both absolute and relative to peers. During the October 2016 review, for periods ending in 2015, HealthSouth’s performance was above median for 21 of these metrics while falling below median for 9 of these metrics.

Other Best Practices
To ensure the Company has strong corporate governance and risk mitigation, the board of directors also adopted the following best practices related to executive compensation:

•	Both our annual and long-term incentive plans have maximum award features;

•	Our annual and long-term incentive plans are designed with multiple measures of performance;

•	Our annual incentive plan includes both financial and quality metrics;

•	Our compensation recoupment, or “claw-back,” policy applies to both cash and equity incentives;

•	Equity ownership guidelines for our senior executives and directors require our senior executives to retain 50% of their net shares at the time of exercise/vest until their ownership multiple is met;

•	Our insider trading policy expressly prohibits hedging or pledging of our stock by our executives and directors;

•
Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan, optional executive physical examinations and, in the case of Mr. Grinney, supplemental long-term disability coverage;

•	The Committee’s independent consultant, Frederick W. Cook & Co., is retained directly by the Committee and performs no other work for the Company;

•	Independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions); and

•
Our change-of-control compensation arrangements include a “double trigger” requiring generally both a change in control and termination of employment to receive cash benefits and accelerated vesting of equity (for awards granted after December 2014) and do not provide tax gross-ups.

DETERMINATION OF COMPENSATION

Key Participants	Roles and Responsibilities
Compensation Committee
Oversees our compensation and employee benefit objectives, plans, and policies. Reviews and approves (or recommends for approval of the independent directors of our board in the case of the Chief Executive Officer) the individual compensation of the executive officers. The Committee is comprised solely of four independent directors. Its responsibilities, as it relate to the compensation of our NEOs, include:

• review and approve the Company’s compensation programs and policies, including incentive compensation plans and equity-based plans;

•
review and approve corporate goals and objectives relevant to the compensation of our NEOs, then (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our Chief Executive Officer, recommend such to the board for approval; and

• review personal benefits provided to our NEOs and recommend any changes to the board.
The Committee receives support from the Chief Human Resources Officer and her staff and also engages its own executive compensation consultant as described below.
Chief Executive Officer
Makes recommendations to the Committee regarding our executive compensation plans and, for all other NEOs, proposes adjustments to base salaries and awards under our annual incentive compensation and long-term equity-based plans, establishes individual objectives, and reviews with the Committee the performance of the other NEOs on their individual objectives.

The Chief Executive and Chief Human Resources Officers regularly attend meetings of the Committee.
Compensation Consultant
Throughout the year, the Committee relies on Frederic W. Cook & Co. for external executive compensation support. Frederic W. Cook & Co. is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the Committee chair. Frederic W. Cook & Co. has no decision making authority regarding our executive compensation. Services provided include:

• updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;
• advice on trends and best practices in executive compensation and executive compensation plan design;
• market data, analysis, evaluation, and advice in support of the Committee’s role; and
• commentary on our executive compensation disclosures.

Management has separately engaged Mercer (US) Inc. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Mercer data on executive compensation practices was provided to the Committee, subject to review by, and input from, Frederic W. Cook & Co. Mercer also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Mercer does not directly advise the Committee in determining or recommending the amount or form of executive compensation.

Assessment of Competitive Compensation Practices
The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive awards, including:

•	the executive’s responsibilities,

•	the executive’s experience,

•	the executive’s performance,

•	aspects of the role that are unique to the Company,

•	internal equity within senior management, and

•	competitive market data.
To assess our NEOs’ target total direct compensation, the Committee reviews competitive data from two sources:

•	compensation survey data noted below, and

•	healthcare peer group data - Frederic W. Cook & Co., at the direction of the Committee, assembles data for a targeted group of healthcare industry peers.
The survey data provides a significant sample size, includes information for management positions below senior executives, and includes healthcare companies and other industries from which we might recruit for executive positions.

Survey Sources
Mercer Benchmark	Aon Hewitt Total Compensation
Mercer Integrated Health Networks	Willis Towers Watson Executive
For 2016, the Committee derived the Healthcare Provider Peer group by filtering the healthcare providers of the Russell 3000 index with revenues between 33% and 300% of HealthSouth’s excluding: insurance, medical device, supply chain, veterinary care and pharmaceutical companies due to their limited exposure to Medicare as a revenue source.

2016 Healthcare Peer Group
Acadia Healthcare	Civitas Solutions	Lifepoint Health
Amedisys	The Ensign Group	Mednax
Amsurg	Genesis Healthcare	Select Medical Holdings
Brookdale Senior Living	Kindred Healthcare	Universal Health Services
Chemed
The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives for each executive and the NEO group as a whole. In 2016, the Committee reviewed total direct compensation opportunities for our NEOs, while referencing the 50th percentile of both the Mercer survey data and the healthcare peer group data as well as the assessment factors discussed above. For purposes of competitive analysis of our Chief Executive Officer’s compensation, the Committee places emphasis on the healthcare peer group data because other healthcare industry companies provide the most direct comparison. The Committee received from Frederic W. Cook & Co. an analysis of the 2016 healthcare peer group data for 2014 that was based on proxies filed during 2015. Mr. Grinney’s target TDC fell just above the 60th percentile for the healthcare peer group. The target TDC for each of Messrs. Tarr and Coltharp, and Ms. Levy fell below the median for the healthcare peer group. As another test of overall reasonableness, the Committee compared the aggregate target TDC of our NEO group to the aggregate group amounts from the companies in the healthcare peer group, and our aggregate target TDC amount was slightly above the 50th percentile. In support of these results, the Mercer market data reflected similar outcomes where Messrs. Tarr and Coltharp and Ms. Levy fell just below median on target TDC. Mr. Darby’s target TDC was just above the median of the Mercer market data.
It is important to note the Committee, with input from Frederic W. Cook & Co., recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 10% above or below the targeted percentile within a given year as within a competitive range given year to year variability in the data.
The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected.

ELEMENTS OF EXECUTIVE COMPENSATION

Elements of Annual Total Rewards at a Glance
Total Reward Component	Purpose	2016 Actions	2017 Actions
Base Salary	Provide our executives with a competitive level of regular income.	Increased base salaries for Messrs. Tarr and Coltharp.	Increased base salaries for Messrs. Tarr and Coltharp and Ms. Jacobsmeyer in connection with succession plans.
Annual Incentives	Intended to drive Company and individual performance while focusing on annual objectives.	Increased target opportunities for Messrs. Tarr and Coltharp and Ms. Levy; retained Adjusted EBITDA and replaced PEM Score Ranking with Quality Scorecard as weighted metrics.	Increased target opportunities for Messrs. Tarr and Coltharp and Ms. Jacobsmeyer in connection with succession plans.
Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.
Increased Mmes. Jacobsmeyer’s and Levy’s target to 125% of base; continued use of EPS and ROIC, while eliminating Relative Total Shareholder Return, as performance metrics; continued time-based restricted stock and stock options.
Increased target opportunities for Messrs. Tarr and Coltharp and Ms. Jacobsmeyer in connection with succession plans.
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.	No changes.
Perquisites	Limited to supplemental tax deferral.	No changes.	No changes.
Change in Control and Severance	Provides business continuity during periods of transition.	No changes.	No changes.
The primary elements of our executive compensation program are:

Base Salary + Annual Cash Incentives + Long-Term Equity Incentives
As previously stated, due to the timing of our executive transitions and the 2017 effective dates of many of the associated compensation actions, for purposes of the discussion and analysis below, Mr. Grinney’s compensation reflects that of the President and CEO position and Mr. Tarr’s reflects that of the Chief Operating Officer. Ms. Jacobsmeyer’s compensation is described separately and reflects her non-executive role as a Regional President.
Base Salary
We provide executives and other employees with base salaries to compensate them with regular income at competitive levels. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.
The base salaries of our NEOs are reviewed annually. As a result of the 2016 review, Messrs. Tarr and Coltharp each received a base salary increase to better align experience and responsibilities with the competitive market. The salaries for the other NEOs were determined to be appropriate and competitive and maintained at current levels to manage fixed expenses.

2016 Annual Base Salary
Jay Grinney	President and Chief Executive Officer	$1,000,000
Mark J. Tarr	Executive Vice President and Chief Operating Officer	650,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	580,000
Patrick Darby	Executive Vice President, General Counsel and Corporate Secretary	475,000
Cheryl B. Levy	Chief Human Resources Officer	345,000

Annual Incentives
The 2016 Senior Management Bonus Plan, or “SMBP,” was designed to incentivize and reward our NEOs and others for annual performance as measured against pre-determined corporate quantitative and individual objectives intended to improve the Company’s performance and promote stockholder value.
In order to provide the Committee with more flexibility in designing SMBP award structures that will result in tax deductible payments, the Committee has adopted a “plan within a plan” design. First, the award pool is funded if the Company meets the pre-established performance metric which, for fiscal 2016, was 50% of budgeted “as reported” consolidated Adjusted EBITDA. Second, assuming the SMBP award pool is funded, the Committee exercises discretion in determining awards based on our traditional SMBP approach described below. For 2016, we exceeded the Adjusted EBITDA funding threshold resulting in a fully funded award pool.
Plan Objectives and Metrics
For 2016, the Committee retained the corporate quantitative objective of consolidated Adjusted EBITDA1 and introduced a “Quality Scorecard2” in replacement of the Program Evaluation Model (“PEM”) Score Ranking used in prior years to focus on quality metrics with applicability both inside and outside the traditional inpatient rehabilitation portion of our business. The Quality Scorecard provides the flexibility to adjust the metrics year-over-year as our business and the healthcare operating environment evolve. For 2016, the metrics within the Quality Scorecard were: Discharge to Community, Acute Transfer, Discharge to Skilled Nursing Facility, and Patient Satisfaction. Achievement of each of these metrics is measured by the percentage of hospitals meeting or exceeding their goals. Hospital-specific goals are established for each metric based on prior performance and relative performance to other hospitals. The weightings and payout ranges for these two metrics are highlighted below:

2016 SMBP Corporate Objectives
		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective	Weight	0%	50%	100%	200%
Adjusted EBITDA	70%	<$722,633,000	$722,633,000	$781,225,000	≥$839,817,000
Quality Scorecard	30%
Sub-Objective	Sub-Weight	% of Hospitals Meeting or Beating Hospital-Specific Goal
Discharge to Community	30%	<60%	60%	70%	80%
Acute Transfer	15%	<60%	60%	70%	80%
Patient Satisfaction	25%	<50%	50%	60%	70%
Discharge to Skilled Nursing Facility	30%	<60%	60%	70%	80%
To reward exceptional performance, the NEOs have the opportunity to receive a maximum payout in the event actual results reach a predetermined level for each objective. Conversely, if attained results are less than threshold for a component of the corporate or regional quantitative objectives, then no payout for that component of the quantitative objectives occurs. It is important to note the following:

•	performance measures can be achieved independently of each other; and

•
as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.

1 For purposes of the 2016 SMBP, Adjusted EBITDA is the same as the measure described in the 2016 Form 10-K, and the results may be adjusted further for certain unusual or nonrecurring unbudgeted items. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement. The Committee has established in advance the following four categories of adjustments for these unusual or nonrecurring unbudgeted items: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting impacts. For 2016, the adjustment for unbudgeted items included: three inpatient hospital joint ventures, seven acquisitions of home health and hospice assets, and the sale of Encompass’ pediatric home health assets.
2 For purposes of the 2016 SMBP, the Quality Scorecard is a compilation of quality metrics that track patient satisfaction and each patient’s discharge status by hospital. Patient Satisfaction results are derived by Press Ganey Associates, Inc. through their Hospital Consumer Assessment of Healthcare Providers and Systems database, a standardized survey of hospital patients. Patient discharge statuses are tracked via internal systems.

In addition to the quantitative objectives, we specify individual, measurable objectives weighted according to importance for each NEO. The independent members of our board establish the President and Chief Executive Officer’s individual objectives. The President and Chief Executive Officer establishes two to four individual objectives for the other NEOs, subject to review by the Committee. The individual objectives reflect objectives specific to each NEO’s position and also corporate objectives. Additionally, if we fail to attain at least achievement of 80% of the target level for Adjusted EBITDA, then no payout for the individual objectives occurs. A formal assessment of each NEO’s performance against his or her individual objectives is reviewed and approved by the Committee.
The following table describes each of Mr. Grinney’s individual objectives and completion status for 2016:

	Individual Objectives	Completion Status
1.	Meet/exceed targeted IRF and home health & hospice growth objectives.	Achieved. a. Added 4 new IRFs (1 de novo and 3 JVs) resulting in over 160 additional beds. b. Added 10 home health & 8 hospice locations.
2.	Increase EHHI clinical collaboration with HLS IRFs.	Achieved.
3.	Launch the following clinical initiatives: a. IRF/HH clinical protocols for Lower Extremity Joint Replacement patients b. Acute Care Transfer prevention c. Medication reconciliation	a. Achieved. b. Achieved. c. Achieved.
4.	Successfully integrate former Reliant and former CareSouth entities.	Achieved.
5.	Ensure succession planning and leadership development for senior management.	Achieved.
6.	Ensure an engaged, productive workforce.	Achieved.
7.	Maintain a robust diversity agenda within the Company.	Achieved.
8.	Maintain trustworthy relationship with investors.	Achieved.
9.	Maintain proactive role with legislators and regulators.	Achieved.
10.	Maintain positive, open, candid relationship with the Board.	Achieved.
11.	Provide strong, purposeful direction for the Company.	Achieved.
12.	Ensure the Company has a strong, effective senior management team.	Achieved.
The individual objectives for the other NEOs were aligned with Mr. Grinney’s individual objectives and the Company’s quantitative objectives but specifically tailored to the functional responsibilities of that NEO. Accordingly, the ability of each NEO to achieve his or her individual objectives closely mirrored our ability to achieve targeted results for the quantitative objectives. Mr. Grinney attempted to set the individual objectives and target performance levels such that, if an NEO’s performance in each of his or her personal objectives met or exceeded the range of reasonable expectations, no less than 75% of the full award for his or her individual objectives would be earned.
Establishing the Target Cash Incentive Opportunity
Under the SMBP, the Committee first approves a target cash incentive opportunity for each NEO, based upon a percentage of his or her base salary, “Target Cash Incentive Opportunity as a % of Salary” in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives. The relative weightings of the quantitative objectives and individual objectives take into account the executive’s position. Executives with strategic responsibilities have higher quantitative objectives weightings.

The tables below summarize the target cash incentive and relative weightings of quantitative and individual objectives for each NEO.

Named Executive Officer	2016 Role	Target Cash Incentive Opportunity as a % of Salary	Weightings
			Corporate Quantitative Objectives	Individual Objectives

Jay Grinney	President & CEO	100%	80%	20%
Mark J. Tarr	EVP & COO	85%	80%	20%
Douglas E. Coltharp	EVP & CFO	80%	80%	20%
Patrick Darby	EVP, GC & Secretary	60%	80%	20%
Cheryl B. Levy	CHRO	60%	80%	20%

Named Executive Officer	Relative Weighting as a % of Target
	Corporate		Individual Objectives
	Adjusted EBITDA	Quality Scorecard
Jay Grinney	56%	24%	20%
Mark J. Tarr	56%	24%	20%
Douglas E. Coltharp	56%	24%	20%
Patrick Darby	56%	24%	20%
Cheryl B. Levy	56%	24%	20%
Assessing and Rewarding 2016 Achievement of Objectives
After the close of the year, the Committee assesses performance against the quantitative and individual objectives for each NEO to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. The Committee has the discretion to reduce awards but did not exercise this discretion for 2016. For 2016, results for the quantitative objectives were as follows:

2016 Corporate Quality Scorecard Results
Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Discharge to Community	70%	53.3%	*	30%	*
Acute Transfer	70%	57.5%	*	15%	*
Patient Satisfaction	60%	62.5%	125.0%	25%	31.3%
Discharge to Skilled Nursing Facility	70%	58.3%	*	30%	*
Combined				100%	31.3%
* Denotes performance below threshold, so no payout was earned.

2016 Corporate Quantitative Objectives Results
Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Adjusted EBITDA	$781,225,000	$793,108,000	120.3%	70%	84.2%
Quality Scorecard	See Table Above		31.3%	30%	9.4%
Combined				100%	93.6%
The cash incentive attributable to individual objectives is determined by multiplying the relative weight of each NEO’s individual objectives by the target cash incentive amount and then again by the percentage of the individual objectives achieved by that NEO. As described earlier, individual objective achievement is capped at 200%. The Committee and the other independent members of our board determined Mr. Grinney’s individual objectives achievement. The Committee also concurred with Mr. Grinney on the individual objective achievements for the other NEOs.

2016 Individual Objective Achievement
Named Executive Officer	2016
Jay Grinney	100%
Mark J. Tarr	100%
Douglas E. Coltharp	100%
Patrick Darby	100%
Cheryl B. Levy	100%
The Committee believes the degree of achievement of the quantitative and individual objectives strengthened our position in our industry and promoted the long-term interests of our stockholders, and thus warranted the cash incentive payments listed in the following table. These amounts were paid in February 2017 and are included in the 2016 compensation set out in the Summary Compensation Table on page 43.

2016 Senior Management Bonus Plan Payouts
Named Executive Officer	Corporate Quantitative Objective Portion	Individual Objective Portion	Total Payout
Jay Grinney	$748,800	$200,000	$948,800
Mark J. Tarr	413,712	110,500	524,212
Douglas E. Coltharp	347,443	92,800	440,243
Patrick Darby	213,408	57,000	247,883	*
Cheryl B. Levy	155,002	41,400	196,402
* Mr. Darby’s 2016 SMBP award was prorated as a result of his February 8, 2016 hire date.
Long-Term Incentives
To further align management’s interests with stockholders, a significant portion of each NEO’s total direct compensation is in the form of long-term equity awards. We believe such awards promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, earned equity values are driven by stock price and financial and operational performance.
For 2016, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock, or “PSUs,” time-based restricted stock, or “RSAs,” and, for the Chief Executive Officer and the Executive Vice Presidents, stock options. We believe these awards align all levels of management with stockholders and place a significant portion of TDC at risk. RSAs are included to enhance retention incentives.
The 2016 value of the long-term incentive awards to the NEOs as a percentage of their base salaries was reviewed by the Committee. Mr. Darby did not receive a 2015 award as he was not hired until 2016, but the target value of his 2016 award was consistent with his predecessor’s 2015 award. The board approved increases for Mmes. Jacobsmeyer and Levy to better align their compensation with the market.
The following table summarizes the 2016 target equity award opportunity levels and forms of equity compensation for each of our NEOs as approved by the Committee and board. These amounts differ from the equity award values reported in the Summary Compensation Table on page 43 due to the utilization of a 20-day average stock price to determine the number of shares granted as opposed to the grant date values used for accounting and reporting purposes.

2016 Target Equity Award Opportunity and Equity Compensation Mix (by value)
Named Executive Officer	2016 Role	Total Target Equity Award Opportunity	Options as % of the Award	PSUs as a % of the Award	RSAs as a % of the Award
Jay Grinney	President & CEO	$5,500,000	20%	60%	20%
Mark J. Tarr	EVP & COO	1,250,000	20%	60%	20%
Douglas E. Coltharp	EVP & CFO	787,500	20%	60%	20%
Patrick Darby	EVP, GC & Secretary	712,500	20%	60%	20%
Cheryl B. Levy	CHRO	431,250	—%	60%	40%

Performance Share Unit Awards in 2016
The Committee determined that performance-based vesting conditions for the majority of restricted stock granted to NEOs are appropriate to further align executives with the interests of stockholders and promote specific performance objectives while facilitating executive stock ownership. Under our equity incentive plan, NEOs may be awarded PSUs, which entitle them to receive a predetermined range of restricted shares upon achievement of specified performance objectives. PSU awards do not provide for voting rights unless and until restricted stock is earned after the measurement period. Dividends accrue when paid on outstanding shares, but the holders of PSUs will not receive the cash payments related to these accrued dividends until the resulting restricted shares, if any, fully vest.
To recognize his contribution to HealthSouth’s turnaround and success, Mr. Grinney’s awards, beginning in 2014, were granted with modified vesting treatment upon his retirement. He will receive his full PSU awards subject to performance attainment. Any resulting shares earned will not be released until the final vesting of each award. Our board believes this modified treatment strengthened his noncompete agreement and other restrictive covenants and linked Mr. Grinney financially to the success of the CEO transition.
For the 2016 awards, the number of restricted shares earned will be determined at the end of a two-year performance period based on the level of achievement of Normalized Earnings Per Share (“EPS”)3 and Return on Invested Capital (“ROIC”)4:

2016 LTIP Objectives
Objective	Weight
Normalized Earnings Per Share	60%
Return on Invested Capital	40%
The Committee chose these metrics because the Committee believes they are directly aligned with our stockholders’ interests. If restricted shares are earned at the end of the two-year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest unless otherwise granted.
It is important to note:

•	Management provides a report to the Committee that sets out the calculations of the actual results and engages an accounting firm to produce a report on the accuracy of the calculations;

•	if results attained are less than the threshold, then no restricted shares are earned for that performance measure in that performance period; and

•
as results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.

For the 2016 LTIP, the Committee chose to eliminate the relative total shareholder return (“TSR”) component to focus the executive team on factors emphasized by our investors which the team can directly impact.
3 For purposes of the 2016 LTIP, EPS is calculated on a weighted-average diluted shares outstanding basis by adjusting net income from continuing operations attributable to HealthSouth for the normalization of income tax expense and certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following four categories for these unusual or nonrecurring unbudgeted items for Committee consideration: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting treatment for unbudgeted, discretionary transactions. For the performance period ended December 31, 2016, those items included: acquisition of the Cardinal Hill hospital, Reliant, and CareSouth; and initiation of five joint ventures; sale of the Beaumont hospital and Encompass’ pediatric home health assets; impact from unbudgeted debt refinancing transactions; impact from our common stock repurchases; and impact from unbudgeted settlements and professional fees for legal matters. The diluted share count is calculated on the same basis as the diluted shares outstanding in our 2016 Form 10-K and includes shares related to the potential conversion of our convertible senior subordinated notes as well as those associated with restricted stock awards, performance share units, restricted stock units, and dilutive stock options. The diluted share count for the performance period ended December 31, 2016 was adjusted for the impact from our common stock repurchases as noted above. The calculation of normalized earnings per share differs from that of earnings per share and adjusted earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for the associated performance period more accurately represents those matters within the control of management compared to the calculation used in communications with the market.
4 For purposes of the 2016 LTIP, ROIC is defined as adjusted earnings divided by the average invested capital as of December 31, 2015, 2016, and 2017. Invested capital is calculated as total assets less deferred tax assets, assets from discontinued operations, current liabilities, noncontrolling interest and redeemable noncontrolling plus current portion of long-term debt. Adjusted earnings is defined as income from continuing operations attributable to HealthSouth common shareholders, excluding interest expense, government, class action and related settlements, professional fees - accounting, tax, and legal, and loss on early extinguishment of debt, as adjusted for a normalized income tax expense. Both the numerator and the denominator are then adjusted as described in the note above for the applicable unusual or nonrecurring unbudgeted items.

Summary of 2015 PSU Award Results
The 2015 PSU awards completed their performance period on December 31, 2016. The EPS, ROIC, and TSR objectives had the following achievement levels:

Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
EPS	$4.85	$4.52	86.4%	50%	43.2%
ROIC	11.80%	11.11%	51.4%	30%	15.4%
TSR	50th Percentile	66.6th Percentile	155.3%	20%	31.1%
Combined				100%	89.7%
Time-Based Restricted Stock Awards in 2016
A portion of the 2016 award value was provided in RSAs to provide retention incentives to our executives and facilitate stock ownership, which further links executives to our stockholders. Under our equity incentive plan, NEOs may be granted RSAs which entitle them to receive a pre-determined number of restricted shares upon completion of a specified service period. The recipients of RSA awards have voting rights and rights to receive dividends. Dividends accrue when paid on outstanding shares, but the holders of RSAs will not receive the cash payments related to these accrued dividends until the restricted shares fully vest.
For the 2016 RSA award, one-third of the shares awarded vest on the first anniversary of the award, one-third of the shares vest on the second anniversary of the award, and the final third vest on the third anniversary.
Stock Option Awards in 2016
The Committee believes nonqualified stock options remain an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price.
Each stock option permits the holder, for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the award date. In 2016, the number of options awarded equaled 20% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model.
Equity Award Timing
Our practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity awards at the February board meeting which allows time to review and consider our prior year’s performance. The number of shares of common stock underlying the PSU, RSA, and stock option awards is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The strike price for the stock option awards is set at the closing price on the second trading day after the filing of our Form 10-K, which is also the date of issuance. This timing for the pricing and issuance of stock options allows for the exercise price to reflect a broad dissemination of our financial results from the prior year.
One-Time Compensation Actions Related to Management Succession in 2016
Mr. Darby’s compensation package was established just above the Mercer market target TDC median due to his professional experience. Upon Mr. Darby’s hire, as part of his sign-on agreement, he received a $100,000 one-time cash inducement award and an approximately $300,000 one-time inducement grant of time-based restricted stock. One-third of the equity award shares vest on each of the first three anniversaries of the award grant date.
On October 28, 2016, the board of directors awarded Mr. Coltharp a one-time grant of time-based restricted stock valued at approximately $500,000 and stock options also valued at approximately $500,000 to reward him for his ongoing contribution during the CEO transition, recognize his additional responsibilities, and provide additional retention incentive. Both awards fully vest on the third anniversary of the award.

Ms. Jacobsmeyer’s 2016 Compensation
Ms. Jacobsmeyer did not become an executive officer of the Company until December 29, 2016. Prior to this date, Ms. Jacobsmeyer served as Regional President of the central region and as such, components of her compensation have a regional focus.

Ms. Jacobsmeyer’s 2016 Compensation Package
Base Salary	Target Annual Cash Incentive (% of Base)	Target Long-Term Equity Incentive (% of Base)	Target Total Direct Compensation
$375,000	60%	125%	$1,068,750
As a a regional SMBP participant, Ms. Jacobsmeyer’s 2016 SMBP weightings and objectives were: 30% for corporate objectives (same as described above), 36% for region-specific Adjusted EBITDA objectives, 24% for region-specific quality scorecard objectives (same metrics as described above but performance specific to her region), and 10% for individual objectives. Ms. Jacobsmeyer’s weighted average achievement for those objectives was 94.9% of target. She participated in the LTIP program on the same terms (types of awards, metrics and weightings) as Ms. Levy.
Executive Compensation Program Changes for 2017
There were no structural or other changes to our programs or NEO compensation for 2017 other than the changes in connection with management succession discussed previously.

Benefits
In 2016, our NEOs were eligible for the same benefits offered to other employees, including medical and dental coverage. In addition, our executives are offered annual physicals on a voluntary basis. NEOs are also eligible to participate in our qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a nonqualified deferred 401(k) plan that mirrors the current qualified 401(k) plan. Other than the nonqualified deferred 401(k) plan referenced here, we did not provide our executives with compensation in the form of a pension plan or a retirement plan. Mr. Grinney received long-term disability coverage above the level offered broadly to our employees.
Perquisite Practices
We do not have any perquisite plans or policies in place for our executive officers. In general, we do not believe such personal benefit plans are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers. We pay premiums for group-term life insurance and long-term disability insurance for all employees. From time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us. Additionally, we offer to pay for optional executive physical examinations (historically at a cost of less than $3,500 each) that we believe encourage proactive health management by our executives, which in turn benefits the business.

OTHER COMPENSATION POLICIES & PRACTICES

Equity Ownership Guidelines for Management and Non-Employee Directors
To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of our board of directors.
Executive officers and outside directors have five years to reach their ownership level and upon each tax recognition or option exercise event, a covered officer must hold at least 50% of the after-tax value of the related equity award until ownership levels are achieved. Equity grants to our non-employee directors must be held until the director leaves the board. All of our NEOs and non-employee directors have satisfied the guidelines. Outlined in the table below were the ownership guidelines for 2016:

Position	Required Value of Equity Owned
Chief Executive Officer	5 times annual base salary
Executive Vice President	3 times annual base salary
other executive officers	1.5 times annual base salary
outside director	$300,000
In February 2017, the board of directors approved a more rigorous ownership guideline for non-employee directors to own equity equal in value to the greater of $500,000 or five times the annual base cash retainer within five years of appointment or election to the board.
Compensation Recoupment Policy
Our board of directors has approved and adopted a senior management compensation recoupment policy applicable to awards granted and incentive compensation paid after January 1, 2010. The policy provides that if the board has, in its sole discretion, determined that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may:

•	require reimbursement of any incentive compensation paid to that officer,

•	cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and

•	require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent (i) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (ii) the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines the action caused substantial harm to HealthSouth, the board may, in its sole discretion, utilize the remedies described above.
Anti-Hedging Policy
The Company prohibits the following transactions for executive officers and directors:

•	short-term trading of our securities,

•	short sales of our securities,

•	transactions in publicly traded derivatives relating to our securities,

•	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, and

•	pledging of our securities as collateral, including as part of a margin account.

Severance Arrangements
It is not our common practice to enter into individual employment agreements with our senior executives. To provide our senior executives with competitive levels of certainty as a retention tool, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a nonsolicitation, nondisclosure, nondisparagement and release agreement. As a matter of policy, payments under either plan do not include “gross ups” for federal taxes payable on amounts paid. Definitions of “cause,” “retirement,” “change in control,” and “good reason” are provided on page 48.
Executive Severance Plan
The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment is subject to termination under circumstances beyond their control. Our NEOs and all senior vice presidents are participants in the plan, which is an exhibit to our 2016 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by HealthSouth other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement, death, and disability are not payment triggering events. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with healthcare industry market data from the Committee’s and management’s consultants.
The cash severance payment for participants is the multiple (shown in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
Chief Executive Officer	3x	36 months
Executive Vice Presidents	2x	24 months
other executive officers	1x	12 months
Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with HealthSouth. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.
Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.
Change in Control Benefits Plan
The goal of the Change in Control Benefits Plan is to help retain certain qualified senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our NEOs and other officers are participants in the plan, which is an exhibit to our 2016 Form 10-K. The terms of the plan, including the definition of a change in control event, were reviewed and updated in December 2014 to be consistent with healthcare industry market data from the Committee’s and management’s consultants. The updates included the adoption of a “double trigger” for the vesting of equity in the event of a change in control for all future awards to executives.
Under the Change in Control Benefits Plan, participants are divided into tiers as designated by the Committee. Our President and Chief Executive Officer and our Executive Vice Presidents are Tier 1 participants; Senior Vice Presidents including Ms. Levy are Tier 2 participants.

If a participant’s employment is terminated within 24 months following a change in control or during a potential change in control, either by the participant for good reason (as defined in the plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and two times, respectively, the sum of the highest base salary in the prior three years and the average of actual annual incentives for the prior three years for the participant, plus a prorated annual incentive award for any incomplete performance period. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.
Incorporating the vesting “double trigger” included in the plan changes from December 2014 referenced above, if a change in control occurs as defined in the plan, outstanding equity awards vest as follows:

Award Date	Stock Options	Restricted Stock
On or prior to December 31, 2014	Outstanding options vest and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.	Restricted stock vests upon change in control.
After December 31, 2014
Outstanding options will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.
Restricted stock will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted.
Note: For performance-based restricted stock, the Committee will determine the extent to which the performance goals have been met and vesting of the resulting restricted stock will only accelerate as provided above.

With respect to awards issued in and after 2015, the Committee has the authority to cancel an award in exchange for a cash payment in an amount equal to the excess of the fair market value of the same number of shares of the common stock subject to the award immediately prior to the change in control over the aggregate exercise or base price (if any) of the award.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to certain highly compensated executive officers in excess of $1 million in the year the compensation otherwise would be deductible by the Company. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing our executive compensation program in light of the overall compensation philosophy and objectives. The Committee seeks to balance the tax, accounting, EPS, and dilutive impact of executive compensation practices with the need to attract, retain, and motivate highly qualified executives. Although the Committee does design certain components of its executive compensation program to seek full deductibility, the Committee believes the interests of stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain nondeductible compensation expenses. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. Amounts paid under any of our compensation programs, including salaries, bonuses, and awards of options, restricted stock, and other equity-based compensation, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. For example, a portion of our time-based restricted stock awards will likely not be deductible as they vest as a result of the $1 million deduction limit.

Summary Compensation Table
The table below shows the compensation of our named executive officers for services in all capacities in 2016, 2015, and 2014. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 26. The Company had no employment agreements or compensation arrangements in effect with its NEOs in 2016, and there are no additional material terms, if any, of each NEO’s employment arrangement, except as discussed under “Severance Arrangements” beginning on page 41.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay Grinney(6)	2016	1,000,000	—	4,053,054	1,100,051	948,800	192,143	7,294,048
Former President and Chief Executive Officer	2015	1,000,000	—	4,666,531	1,074,326	808,000	267,277	7,816,134
	2014	1,000,000	—	4,154,566	999,726	870,000	375,793	7,400,085
Mark J. Tarr(7)	2016	645,833	—	921,203	250,016	524,212	39,168	2,380,432
President and Chief Executive Officer	2015	625,000	—	1,060,629	244,162	454,000	73,434	2,457,225
	2014	620,833	—	997,120	239,931	435,000	97,751	2,390,635
Douglas E. Coltharp	2016	570,833	—	1,074,687	651,493	440,243	31,998	2,769,254
Executive Vice President and Chief Financial Officer	2015	525,000	—	668,156	153,825	357,525	56,947	1,761,453
	2014	525,000	—	654,382	157,448	346,500	85,555	1,768,885
Patrick Darby(8)	2016	429,327	100,000	825,107	142,514	247,883	130	1,644,961
Executive Vice President, General Counsel and Secretary	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Barbara A. Jacobsmeyer(9)	2016	375,000	—	518,179	—	213,503	9,895	1,116,577
Executive Vice President of Operations	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Cheryl B. Levy	2016	345,000	—	397,306	—	196,402	17,556	956,264
Chief Human Resources Officer	2015	345,000	—	362,771	—	161,633	25,834	895,238
	2014	345,000	—	358,168	—	153,353	33,715	890,236

(1)	The amount in this column for Mr. Darby is a cash inducement award paid in connection with his hiring.

(2)
The stock awards for each year consist of performance-based restricted stock, or “PSUs,” and time-based restricted stock, or “RSAs,” as part of the long-term incentive plan for the given year. Additionally, Mr. Darby received a one-time equity inducement grant of RSAs valued at $300,016, and in connection with the implementation of the succession plan and in recognition of his expanded responsibilities, Mr. Coltharp received a one-time retention incentive grant of RSAs valued at $494,328. The amounts shown in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”), assuming the most probable outcome of the performance conditions as of the grant dates (i.e., target performance). All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 13, Share-Based Payments, to the consolidated financial statements in our 2016 Form 10-K.

The values of the PSU awards at the varying performance levels for our current NEOs are set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)
Jay Grinney	2016	1,519,896	3,039,791	6,079,582
	2015	1,775,057	3,550,113	7,100,226
	2014	1,559,398	3,118,795	6,237,590
Mark J. Tarr	2016	345,447	690,894	1,381,788
	2015	403,444	806,888	1,613,776
	2014	374,273	748,545	1,497,090
Douglas E. Coltharp	2016	217,631	435,261	870,522
	2015	254,161	508,321	1,016,642
	2014	245,615	491,230	982,460
Patrick Darby	2016	196,909	393,818	787,636
Barbara A. Jacobsmeyer	2016	155,451	310,901	621,802
Cheryl B. Levy	2016	119,192	238,384	476,768
	2015	111,349	222,697	445,394
	2014	107,612	215,224	430,448

(3)
The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 13, Share-Based Payments, to the consolidated financial statements in our 2016 Form 10-K. The amount shown for Mr. Coltharp includes a one-time retention incentive grant of nonqualified stock options valued at $493,980 in connection with the implementation of the succession plan and in recognition of his expanded responsibilities.

(4)	The amounts shown in this column are bonuses earned under our senior management bonus plan in the corresponding year but paid in February of the following year.

(5)
The items reported in this column for 2016 are described as set forth below. The amounts reflected in the “Dividend Rights” column are the aggregate values of dividends associated with outstanding restricted stock awards to the extent that the per share dividend rate increased beyond the rate in existence on the grant date of the awards. That is, the grant date fair values for awards granted prior to the increases in the dividend rate increases in October 2014, 2015, and 2016 may not have factored in those incremental dividend rights, so the aggregate amount of dividend rights equal to those incremental increases is included in this column. Both RSA and PSU awards accrue rights to cash dividends that are only paid if the awards vest. The dividend rights paid on or accruing to our equity awards are equivalent in value to the rights of common stockholders generally and are not preferential. The amounts reflected in the “Other” column for Mr. Grinney included discretionary retirement recognition gifts, including a $50,000 donation in his name to the HealthSouth charity that provides for volunteers at our hospitals, assists our employees affected by disasters, and facilitates in-kind donations by our hospitals to other charitable causes.

Name	Qualified 401(k) Match ($)	Nonqualified 401(k) Match ($)	Dividend Rights ($)	Long-Term Disability Insurance ($)	Other ($)
Jay Grinney	—	54,240	26,920	56,369	54,614
Mark J. Tarr	—	33,005	6,163	—	—
Douglas E. Coltharp	8,192	19,680	4,126	—	—
Patrick Darby	—	—	130	—	—
Barbara A. Jacobsmeyer	7,846	—	2,049	—	—
Cheryl B. Levy	7,600	7,600	2,356	—	—
For SEC purposes, the cost of personal use of the Company aircraft, if any, is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per hour basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are used exclusively for business travel, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.
Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes. The amount reflected in the “Other” column for Mr. Grinney included $16 for our portion of employment taxes.
(6)    Mr. Grinney retired as president and chief executive officer on December 29, 2016.

(7)	Mr. Tarr served as executive vice president and chief operating officer until December 29, 2016 when he assumed the position of president and chief executive officer.
(8)    Mr. Darby was appointed as executive vice president, general counsel and secretary on February 18, 2016.
(9)    Ms. Jacobsmeyer was appointed as executive vice president of operations on December 29, 2016.

Grants of Plan-Based Awards During 2016

									All Other Stock Awards: Number of Shares of Stock or Unit(6) (#)	All Other Option Awards: Number of Securities Underlying Options(7) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Jay Grinney
Annual Incentive			400,000	1,000,000	2,000,000	—	—	—	—	—	—	—
PSU	2/18/2016	2/18/2016	—	—	—	48,374	96,747	193,494	—	—	—	3,039,791
Stock options	2/26/2016	2/18/2016	—	—	—	—	—	—	—	93,221	34.99	1,100,051
RSA	2/18/2016	2/18/2016	—	—	—	—	—	—	32,249	—	—	1,013,264
Mark J. Tarr
Annual Incentive			221,000	552,500	1,105,000	—	—	—	—	—	—	—
PSU	2/18/2016	2/18/2016	—	—	—	10,995	21,989	43,978	—	—	—	690,894
Stock options	2/26/2016	2/18/2016	—	—	—	—	—	—	—	21,187	34.99	250,016
RSA	2/18/2016	2/18/2016	—	—	—	—	—	—	7,330	—	—	230,309
Douglas E. Coltharp
Annual Incentive			185,600	464,000	928,000	—	—	—	—	—	—	—
PSU	2/18/2016	2/18/2016	—	—	—	6,927	13,853	27,706	—	—	—	435,261
Stock options	2/26/2016	2/18/2016	—	—	—	—	—	—	—	13,348	34.99	157,513
RSA	2/18/2016	2/18/2016	—	—	—	—	—	—	4,618	—	—	145,098
Special RSA/Option	10/28/2016	10/27/2016	—	—	—	—	—	—	12,461	45,830	39.67	988,308
Patrick Darby
Annual Incentive			104,504	261,260	522,519	—	—	—	—	—	—	—
PSU	2/18/2016	2/18/2016	—	—	—	6,267	12,534	25,068	—	—	—	393,818
Stock options	2/26/2016	2/18/2016	—	—	—	—	—	—	—	12,077	34.99	142,514
RSA	2/18/2016	2/18/2016	—	—	—	—	—	—	4,178	—	—	131,273
Special RSA	2/8/2016	12/2/2015	—	—	—	—	—	—	8,837	—	—	300,016
Barbara A. Jacobsmeyer
Annual Incentive			101,250	225,000	450,000	—	—	—	—	—	—	—
PSU	2/18/2016	2/18/2016	—	—	—	4,948	9,895	19,790	—	—	—	310,901
RSA	2/18/2016	2/18/2016	—	—	—	—	—	—	6,597	—	—	207,278
Cheryl B. Levy
Annual Incentive	2/18/2016	2/18/2016	82,800	207,000	414,000	—	—	—	—	—	—	—
PSU	2/18/2016	2/18/2016	—	—	—	3,794	7,587	15,174	—	—	—	238,384
RSA	2/18/2016	2/18/2016	—	—	—	—	—	—	5,058	—	—	158,922

Footnotes found on next page.

(1)
The possible payments described in these three columns are cash amounts provided for by our 2016 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 33. Final payments under the 2016 program were calculated and paid in February 2017 and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)
Awards which are designated as “PSU” are performance share units. As described in “Performance Share Unit Awards in 2016” beginning on page 37, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2016 ending December 31, 2017 and a one-year time-vesting requirement ending December 31, 2018. Each of the threshold, target and maximum share numbers reported in these three columns assume the performance objectives are each achieved at that respective level. Upon a change in control, the Compensation Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned. The PSUs, and resulting restricted stock, accrue ordinary dividends during the service period, to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock resulting from performance attainment vests. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(3)
The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) none of the individual objectives were achieved, resulting in payment of the minimum quantitative portion of the bonus. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing and Rewarding 2016 Achievement of Objectives” beginning on page 35, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives. No amount would be payable from the amount allocated to achievement of individual objectives.

(4)
The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) all of the individual objectives were achieved. The target amount payable for each NEO is his or her base salary multiplied by the target cash incentive opportunity percentage set out in the table under “Establishing the Target Cash Incentive Opportunity” on page 35.

(5)
The maximum payment amounts in this column assume: (i) the Company achieved at or above the maximum achievement level of each of the quantitative objectives and (ii) the individual achieved 200% of target on individual objectives based on superior performance in connection with significant additional responsibilities in his or her position not contemplated at the beginning of the year, unplanned development transactions, or major unforeseen special projects. Thus, following the procedures discussed under “Assessing and Rewarding 2016 Achievement of Objectives” beginning on page 35, we would multiply the target amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement.

(6)
Awards which are designated as “RSA” are time-vesting restricted stock awards. For RSA awards other than Mr. Coltharp’s special retention grant, the number of shares of restricted stock set forth will vest in three equal annual installments beginning on the first anniversary of grant, provided that the officer is still employed. The special grant will vest in its entirety on the third anniversary of the grant. A change in control of the Company will also cause these awards to immediately vest. This restricted stock accrues ordinary dividends to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock vests. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(7)
All stock option grants, other than Mr. Coltharp’s special retention grant, will vest, subject to the officer’s continued employment, in three equal annual installments beginning on the first anniversary of grant. The special grant will vest in its entirety on the third anniversary of the grant. A change in control of the Company will also cause options to immediately vest.

Potential Payments upon Termination of Employment
The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason” or “retirement,” as those terms are defined below. There are no payments or benefits due in the event of a termination of employment by us for cause. As previously discussed, our Change in Control Benefits Plan does not provide cash benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under our 2008 Equity Incentive Plan, 2016 Omnibus Performance Incentive Plan, Executive Severance Plan, or the Changes in Control Benefits Plan, certain of the amounts described below may be subject to forfeiture and/or repayment.
For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 41. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Retirement benefits are governed by the terms of the awards under our 2008 Equity Incentive and 2016 Omnibus Performance Incentive Plans. The following table assumes the listed triggering events occur on December 31, 2016.

Name/Triggering Event	Lump Sum Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Jay Grinney
Retirement(3)	—	—	11,726,945	11,726,945
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	1,950,000	46,008	1,752,253	3,748,261
Disability or Death	—	—	2,867,055	2,867,055
Change in Control Benefits Plan	3,821,911	46,008	2,973,523	6,841,442
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,160,000	30,915	1,982,492	3,173,407
Disability or Death	—	—	3,170,106	3,170,106
Change in Control Benefits Plan	3,292,042	46,372	3,305,422	6,643,836
Patrick Darby
Executive Severance Plan
Without Cause/For Good Reason	950,000	30,534	352,485	1,333,019
Disability or Death	—	—	1,074,608	1,074,608
Change in Control Benefits Plan	1,668,133	45,801	1,129,122	2,843,056
Barbara A. Jacobsmeyer
Executive Severance Plan
Without Cause/For Good Reason	750,000	30,435	585,152	1,365,587
Disability or Death	—	—	1,158,349	1,158,349
Change in Control Benefits Plan	1,927,363	45,653	1,158,349	3,131,365
Cheryl B. Levy
Executive Severance Plan
Without Cause/For Good Reason	345,000	9,304	574,597	928,901
Disability or Death	—	—	1,034,794	1,034,794
Change in Control Benefits Plan	1,242,350	18,609	1,034,794	2,295,753

(1)
The Company automatically reduces payments under the Change in Control Benefits Plan to the extent necessary to prevent such payments being subject to “golden parachute” excise tax under Section 280G and Section 4999 of the Internal Revenue Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made (“best payment method”). The lump sum payments shown may be subject to reduction under this best payment method.

(2)
The amounts reported in this column reflect outstanding equity awards, the grant date value of which along with accrued dividends and dividend equivalents has been reported as compensation in 2016 or prior years. The value of the accelerated vesting of equity awards listed in this column has been determined based on the $41.24 closing price of our common stock on December 31, 2016. The Committee may, in its discretion, provide that upon a change in control: (x) equity awards be canceled in exchange for a payment in an amount equal to the fair market value of our stock immediately prior to the change in control over the exercise or base price (if any) per share of the award, and (y) each award be canceled without payment therefore if the fair market value of our stock is less than the exercise or purchase price (if any) of the award.

(3)
Mr. Grinney retired as president and chief executive officer effective December 29, 2016. The board of directors also approved discretionary retirement recognition gifts to Mr. Grinney, including two fishing rods valued at $4,598 and a $50,000 donation in his name to the HealthSouth charity that provides for volunteers at our hospitals, assists our employees affected by disasters, and facilitates in-kind donations by our hospitals to other charitable causes.

The amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payments” column in the above table includes the estimated payments provided for under the Executive Severance Plan and the Change in Control Benefits Plan, which are described under “Severance Arrangements” beginning on page 41. Additionally, the Executive Severance Plan and the Change in Control Benefits Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a nonsolicitation, noncompete, nondisclosure, nondisparagement and release agreement.
As of December 31, 2016, none of our named executive officers qualified for retirement as defined below. However, the potential equity value accelerated upon retirement for the other NEOs, had they been retirement eligible on December 31, 2016, is outlined in the table below.

Named Executive Officer	Accelerated Vesting of Equity Awards Due to Retirement (Assuming Retirement Eligible)($)
Mark J. Tarr	1,745,031
Douglas E. Coltharp	1,977,753
Patrick Darby	352,485
Cheryl B. Levy	574,597
Barbara A. Jacobsmeyer	585,152
Definitions
“Cause” means, in general terms:

(i)	evidence of fraud or similar offenses affecting the Company;

(ii)	indictment for, conviction of, or plea of guilty or no contest to, any felony;

(iii)	suspension or debarment from participation in any federal or state health care program;

(iv)	an admission of liability, or finding, of a violation of any securities laws, excluding any that are noncriminal;

(v)
a formal indication that the person is a target or the subject of any investigation or proceeding for a violation of any securities laws in connection with his employment by the Company, excluding any that are noncriminal; and

(vi)	breach of any material provision of any employment agreement or other duties.
“Change in Control” means, in general terms:

(i)	the acquisition of 30% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; or

(ii)
the individuals who currently constitute the board of directors, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or

(iii)
a consummation of a reorganization, merger, consolidation or share exchange, where persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not own at least 50% of the combined voting power; or

(iv)	a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
“Good Reason” means, in general terms:

(i)
an assignment of a position that is of a lesser rank and that results in a material adverse change in reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the change, or in the case of a Change in Control ceasing to be an executive officer of a company with registered securities;

(ii)	a material reduction in compensation from that in effect immediately prior to the Change in Control; or

(iii)	any change in benefit level under a benefit plan if such change in status occurs during the period beginning 6 months prior to a Change in Control and ending 24 months after it; or

(iv)	any change of more than 50 miles in the location of the principal place of employment.
“Retirement” means the voluntary termination of employment after attaining (a) age 65 or (b) in the event that person has been employed for 10 or more years on the date of termination, age 60.

Outstanding Equity Awards at December 31, 2016

Option Awards(1)				Stock Awards
Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Exercisable	Unexercisable
Jay Grinney
170,540	—	16.27	2/28/2018	61,545	2,538,116	66,880	2,758,131
184,490	—	7.85	2/27/2019	—	—	193,494	7,979,693
58,810	—	14.95	9/2/2019	—	—	—	—
149,982	—	17.30	2/26/2020	—	—	—	—
129,510	—	24.21	2/28/2021	—	—	—	—
165,089	—	21.02	2/27/2022	—	—	—	—
94,340	—	24.17	2/21/2023	—	—	—	—
82,774	—	31.97	2/24/2024	—	—	—	—
41,478	—	43.14	3/3/2025	—	—	—	—
25,895	—	34.99	2/26/2026	—	—	—	—
Mark J. Tarr
45,250	—	16.27	2/28/2018	14,772	609,197	15,202	626,930
33,100	—	7.85	2/27/2019	2,509	103,471	43,978	1,813,653
10,550	—	14.95	9/2/2019	3,766	155,310	—	—
33,331	—	17.30	2/26/2020	7,330	302,289	—	—
23,501	—	24.21	2/28/2021	—	—	—	—
26,132	—	21.02	2/27/2022	—	—	—	—
16,981	—	24.17	2/21/2023	—	—	—	—
14,023	7,011	31.97	2/24/2024	—	—	—	—
5,387	10,773	43.14	3/3/2025	—	—	—	—
—	21,187	34.99	2/26/2026	—	—	—	—
Douglas E. Coltharp
23,501	—	24.21	2/28/2021	9,695	399,822	9,578	394,997
26,132	—	21.02	2/27/2022	1,647	67,922	27,706	1,142,595
14,859	—	24.17	2/21/2023	2,372	97,821	—	—
9,202	4,601	31.97	2/24/2024	4,618	190,446	—	—
3,394	6,787	43.14	3/3/2025	12,461	513,892	—	—
—	13,348	34.99	2/26/2026	—	—	—	—
—	45,830	39.67	10/28/2026	—	—	—	—
Patrick Darby
—	12,077	34.99	2/26/2026	8,837	364,438	25,068	1,033,804
—	—	—	—	4,178	172,301	—	—
Barbara A. Jacobsmeyer
—	—	—	—	3,386	139,639	4,385	180,837
—	—	—	—	1,150	47,426	19,790	816,140
—	—	—	—	2,172	89,573	—	—
—	—	—	—	6,597	272,060	—	—
Cheryl B. Levy
—	—	—	—	4,247	175,146	4,197	173,084
—	—	—	—	1,443	59,509	15,174	625,776
—	—	—	—	2,079	85,738	—	—
—	—	—	—	5,058	208,592	—	—

(1)
All options shown above vest in three equal annual installments beginning on the first anniversary of the grant date, except for those options granted to Mr. Coltharp on October 28, 2016 as a special retention grant. The special grant will vest in its entirety on the third anniversary of the grant date.

(2)	The expiration date of each option occurs 10 years after the grant date of each option.

(3)
For everyone but Mr. Darby, the first amount shown in this column is restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2014-2015 performance period, and the second, third, and fourth amounts represent the annual grants of time-based restricted stock in February 2014, 2015, and 2016, respectively, each of which vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his retirement, Mr. Grinney’s outstanding time-based restricted stock vested on a pro rata basis. For Mr. Darby, the first amount shown in this column is the inducement grant of time-based restricted stock made at the time of his hiring, and the second amount represents the annual grant of time-based restricted stock in February 2016. For Mr. Coltharp, the fifth amount represents the special retention grant of time-based restricted stock on October 28, 2016, which vests in its entirety on the third anniversary of the grant.

(4)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2016, $41.24, by the number of shares set forth in the preceding column.

(5)
The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. Except for Mr. Darby, the first amount for each officer in this column represents the actual number of shares earned over the 2015-2016 performance period as officially determined by the board of directors in February 2017, which shares shall be restricted through December 31, 2016. The second amount for each officer, and the only amount for Mr. Darby, in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2016-2017 performance period on the normalized earnings per share and return on invested capital objectives. The actual number of restricted shares earned at the end of that performance period may be lower. Notwithstanding Mr. Grinney’s retirement, under the terms of his PSU awards, he will ultimately receive the number of shares resulting from the actual performance, which shares will not be released to him until the originally scheduled release date.

(6)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2016, $41.24, by the number of shares set forth in the preceding column.
Options Exercised and Stock Vested in 2016
The following table sets forth information concerning the exercise of options and the vesting of shares for our named executive officers in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jay Grinney	280,000	3,754,166	199,808	7,019,709
Mark J. Tarr	32,000	480,899	31,773	1,080,365
Douglas E. Coltharp	*	*	26,792	913,853
Patrick Darby	*	*	—	—
Barbara A. Jacobsmeyer	*	*	11,387	382,372
Cheryl B. Levy	11,000	191,180	13,963	469,661
* Did not exercise any stock options in 2016.
Equity Compensation Plans
The following table sets forth, as of December 31, 2016, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued		Weighted Average	Securities Available
Equity Plans	Upon Exercise		Exercise Price(1)	for Future Issuance
Approved by stockholders	3,120,218	(2)	$22.25	13,961,862	(3)
Not approved by stockholders	330,920	(4)	$17.07	—
Total	3,451,138			13,961,862

(1)	This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.

(2)	This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.

(3)	This amount represents the number of shares available for future equity grants under the 2016 Omnibus Performance Incentive Plan approved by our stockholders in May 2016.

(4)
This amount includes 244,090 shares issuable upon exercise of stock options outstanding under the 2005 Equity Incentive Plan and 86,830 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.

2004 Amended and Restated Director Incentive Plan
The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock, and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination will continue in effect in accordance with their terms. Awards of restricted stock units were fully vested when awarded and will be settled in shares of common stock on the earlier of the six-month anniversary of the date on which the director ceases to serve on the board of directors or certain change in control events. The restricted stock units generally cannot be transferred. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.
2005 Equity Incentive Plan
The 2005 Equity Incentive Plan, or the “2005 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives, and other key employees as determined by our board of directors or the Compensation Committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant. The 2005 Plan expired in November 2008 and was replaced by the 2008 Equity Incentive Plan. Some option awards remain outstanding and are fully vested. Awards granted under the 2005 Plan at the time of its termination will continue in effect in accordance with their terms. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.
2008 Equity Incentive Plan
Originally approved in May 2008 by our stockholders, the 2008 Equity Incentive Plan, or the “2008 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.
No additional awards will be made under the 2008 Plan. However, the awards outstanding under the 2008 Plan will remain in effect in accordance with their terms. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring. Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.
2016 Omnibus Performance Incentive Plan
In May 2016, our stockholders approved the 2016 Omnibus Performance Incentive Plan, or the “2016 Plan,” to provide for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. The 2016 Plan has an expiration date of May 9, 2026. Any awards outstanding under the 2016 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance in connection with new awards under the 2016 Plan shown above is subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2016 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant.

Deferred Compensation
Retirement Investment Plan
Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan, or the “401(k) Plan,” a retirement plan intended to qualify under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age. Eligible employees may elect to participate in the 401(k) Plan as of the first day of employment.
Under the 401(k) Plan, participants may elect to defer up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites), subject to nondiscrimination rules under the Code. The deferred amounts may be invested among various investment vehicles, which do not include our common stock, managed by unrelated third parties. We will match 50% of the amount deferred by each participant, up to 6% of such participant’s total compensation (subject to nondiscrimination rules under the Code), with the matched amount also directed by the participant. Participants are fully vested in their compensation deferrals. Matching contributions become fully vested after the completion of three years of service.
Generally, amounts contributed to the 401(k) Plan will be paid on a termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.
Nonqualified Deferred Compensation Plan
We adopted a nonqualified deferred compensation plan, the HealthSouth Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” in 2008 in order to allow deferrals above what is limited by the IRS. All of our named executive officers are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan.
Our NEOs and other eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to 6% of such participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2016. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.
Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.
Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.

The following table sets forth information as of December 31, 2016 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jay Grinney	148,480	54,240	38,165	(5)	—	1,725,055
Mark J. Tarr	110,015	33,005	23,705	(6)	—	1,017,052
Douglas E. Coltharp	139,359	19,680	15,178	(7)	—	697,140
Patrick Darby	—	—	—		—	—
Barbara A. Jacobsmeyer	—	—	—		—	—
Cheryl B. Levy	20,265	7,600	13,207	(8)	—	161,937

(1)
All amounts in this column are included in the 2016 amounts represented as “Salary,” except $48,480 for Mr. Grinney, $45,400 for Mr. Tarr, $53,629 for Mr. Coltharp, and $6,465 for Mrs. Levy included in the 2015 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” in the Summary Compensation Table.

(2)	All amounts in this column are included in the 2016 amounts represented as “All Other Compensation” in the Summary Compensation Table.

(3)	No amounts in this column are included, or are required to be included, in the Summary Compensation Table.

(4)
Other than the amounts reported in this table for 2016, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $144,861 for Mr Grinney, $244,967 for Mr. Tarr, $59,076 for Mr. Coltharp, and $34,329 for Mrs. Levy.

(5)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Schwab S&P 500 Index, Europacific Growth R4, Schwab Value Advantage, DFA Emerging Markets, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, Vanguard Fed Money Market Fund, and Vanguard Infl Protected Secs In.

(6)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Schwab S&P 500 Index, Europacific Growth R4, Schwab Value Advantage, DFA Emerging Markets, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, and Vanguard Fed Money Market Fund.

(7)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Schwab S&P 500 Index, Europacific Growth R4, Schwab Value Advantage, DFA Emerging Markets, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, and Vanguard Fed Money Market Fund.

(8)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Schwab S&P 500 Index, Europacific Growth R4, Schwab Value Advantage, Columbia Contrarian Core Z, Vanguard Equity-Income, Vanguard Wellington Admiral Shares, Dodge & Cox Income, Vanguard Infl Protected Secs In, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, Mainstay Large Cap Growth R1, Vanguard Total Bond Market Index Inst, Columbia Acorn Z, Vanguard Mid Cap Index Instl, Fidelity Small Cap Discovery, Vanguard Small Cap Index Admiral, Vanguard Sm Cap Index Instl, Vanguard Mdcp Grth Index Adm, and DFA Emerging Markets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
For purposes of this section, an executive officer or a member of the board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved in advance by the disinterested members of the board of directors

•	transactions between the Company and any related party in which the related party has a material direct or indirect interest;

•	employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and

•
any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.

Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.
Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors will consider and resolve any issues involving conflicts of interest of members of the board of directors.
Transactions with Related Persons
Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Conduct which can be found on our website at http://investor.healthsouth.com.
Since January 1, 2016, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest, except as described below. Additionally, none of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.
The Encompass Ownership Structure
On December 31, 2014, we completed the previously announced acquisition of EHHI Holdings, Inc. (“EHHI”) and its Encompass Home Health and Hospice business (“Encompass”). In the acquisition, we acquired, for cash, all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by individual sellers in exchange for shares of common stock of Holdings. These sellers were members of Encompass management, including April Anthony, the chief executive officer of Encompass, who is now an executive officer of HealthSouth. They contributed a portion of their shares of common stock of EHHI, valued at approximately $64.5 million, in exchange for shares of common stock of Holdings. As a result of that contribution, they hold approximately 16.7% of the outstanding common stock of Holdings, while HealthSouth owns the remainder.
HealthSouth and the employee stockholders of Holdings, including Ms. Anthony, are parties to a stockholders’ agreement (the “Stockholders’ Agreement”) that provides for, among other things, restrictions on share transfers, preemptive rights in connection with proposed transfers of shares, customary tag-along and drag-along rights, rights of the stockholders other than HealthSouth to require, in certain circumstances, HealthSouth or its designee to repurchase the shares of stock held by them, and the right of HealthSouth to purchase the shares of stock held by those stockholders at any time after December 31, 2019, or, prior to December 31, 2017, within 120 days of the termination of any such stockholder’s employment with Encompass. The Stockholders’ Agreement also provides that certain members of the Encompass management team recommended by the chief executive officer of Encompass and approved by our board’s Compensation Committee may receive annual performance-based restricted stock grants under our long-term equity incentive program.
Employment Agreements
As part of the acquisition negotiation, Ms. Anthony and certain other employees of Encompass agreed to and did enter into amended and restated employment agreements, each with an initial term of three years, and related noncompetition/nonsolicitation agreements, pursuant to which they agreed not to compete in the business of providing home health or hospice care services or acquire any companies operating in those businesses during the five years following the closing. In addition to standard salary, bonus and benefit terms, these agreements provide that the officers may participate, at the designation of Ms. Anthony, in HealthSouth’s long-term equity incentive program and may receive cash-settled stock appreciation rights tied to the value of Holdings. These agreements also provide for severance benefits, including continuation of base salary and payment of COBRA premiums for up to one year upon termination for good reason or without cause, subject to a release of claims. Ms. Anthony’s employment agreement is an exhibit to our 2015 Form 10‑K.
Pre-existing Agreement with an Affiliate
At the time of the acquisition, EHHI was party to a client service and license agreement (the “HCHB Agreement”) with Homecare Homebase, LLC (“HCHB”) for a home care management software product that includes multiple modules for collecting, storing, retrieving and disseminating home care patient health and health-related information by and on behalf of home health care agencies, point of care staff, physicians, patients and patient family members via hand-held mobile computing devices and desktop computers linked with a website hosted by HCHB. Ms. Anthony along with others created this software product and eventually sold it to HCHB. She currently owns more than 10% of HCHB and is that company’s chief executive officer. A term of our negotiated acquisition of EHHI was that Ms. Anthony be allowed to continue to dedicate a portion of her time to her duties with HCHB, which portion may not exceed that time commitment provided for in her pre-existing employment agreement with EHHI and may not materially interfere with her duties and responsibilities to the HealthSouth subsidiary going forward.
The HCHB Agreement continues until terminated by either party. Either party may terminate for a material breach or an insolvency event. We may terminate the HCHB Agreement for convenience upon 90-days notice. Beginning on December 19, 2026, HCHB may terminate the HCHB Agreement for convenience upon two-years notice.
Pursuant to the HCHB Agreement, we pay fees to HCHB based on, among other things, the software modules in use, the training programs, and the number of licensed users. In 2016, the aggregate fees paid to HCHB by EHHI were approximately $3.2 million.
Our board of directors reviewed and approved, as part of the acquisition negotiation and approval, the terms of the HCHB Agreement, the Stockholders’ Agreement and Ms. Anthony’s continuing employment with HCHB. The board found the terms of the HCHB Agreement are no less favorable to HealthSouth than those that could be obtained in arm’s-length dealings by a third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2017 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

Name	Common Shares Beneficially Owned(1)		Percent of Class(2)
Greater Than 5% Beneficial Owners
Blackrock, Inc	9,125,556	(3)	10.2%
Glenview Capital Management, LLC	7,269,780	(4)	8.2%
The Vanguard Group	6,885,756	(5)	7.7%
Invesco Ltd.	5,889,143	(6)	6.6%
Directors and Executive Officers
John W. Chidsey	97,382		*
Douglas E. Coltharp	189,506	(7)	*
Donald L. Correll	61,356		*
Yvonne M. Curl	59,093		*
Patrick Darby	15,582	(8)	*
Charles M. Elson	65,116		*
Jay Grinney	2,334,675	(9)	2.6%
Joan E. Herman	17,607		*
Leo I. Higdon, Jr.	60,526		*
Barbara A. Jacobsmeyer	17,378		*
Leslye G. Katz	17,607		*
Cheryl B. Levy	84,388		*
John E. Maupin, Jr.	63,223		*
L. Edward Shaw, Jr.	80,220		*
Mark J. Tarr	461,677	(10)	*
All directors and executive officers as a group	1,434,131	(11)	1.6%

* Less than 1%.

(1)
According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2)	The percentage of beneficial ownership is based upon 89,090,208 shares of common stock outstanding as of February 13, 2017.

(3)
Based on a Schedule 13G/A filed with the SEC on February 8, 2017, BlackRock, Inc. (parent holding company/control person), on behalf of a group including BlackRock Advisors (UK) Limited, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Management Company S.A., and BlackRock International Limited, reported that, as of December 31, 2016, the group is the beneficial owner of 9,125,556 shares, with sole voting for 8,927,434 shares and sole investment power for 9,125,556 shares. This holder is located at 55 East 52nd Street, New York, New York 10055.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2017, Glenview Capital Management, LLC, on behalf of each of Glenview Capital Management, LLC and Larry Robbins, reported, as of December 31, 2016, sole voting and investment power for no shares but shared voting power and investment power for 7,269,780 shares. This holder is located at 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(5)
Based on a Schedule 13G/A filed with the SEC on February 13, 2017, The Vanguard Group (investment adviser), on behalf of a group including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., reported, as of December 31, 2016, sole voting for 176,056 shares, shared voting power for 10,358 shares, sole investment power for 6,703,959 shares, and shared investment power for 181,797 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on a Schedule 13G/A filed with the SEC on February 7, 2017, Invesco Ltd. (investment adviser and parent holding company/control person) reported, as of December 31, 2016, sole voting for 5,740,516 shares and sole investment power for 5,889,143 shares. This holder is located at 1555 Peachtree Street NE, Atlanta, GA 30309.

(7)	Includes 89,532 shares issuable upon exercise of options.

(8)	Includes 4,026 shares issuable upon exercise of options.

(9)	Based on Mr. Grinney’s post-retirement holdings as of December 31, 2016 and includes 1,102,908 shares issuable upon exercise of options.

(10)	Includes 227,715 shares issuable upon exercise of options.

(11)	Includes 321,273 shares issuable upon exercise of options but excludes Mr. Grinney’s equity holdings as he was no longer an executive officer or director on December 31, 2016.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our directors, executive officers and, if any, beneficial holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe, based on our review of the copies of Forms 3, 4, and 5, and amendments thereto, and written representations of our directors and executive officers, that, during fiscal 2016, our directors and executive officers timely filed all reports that were required to be filed under Section 16(a).
EXECUTIVE OFFICERS
The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Mark J. Tarr	55	President and Chief Executive Officer; Director	12/29/2016
Douglas E. Coltharp	55	Executive Vice President and Chief Financial Officer	5/6/2010
Barbara A. Jacobsmeyer	51	Executive Vice President of Operations	12/29/2016
Patrick Darby	52	Executive Vice President, General Counsel and Secretary	2/18/2016
Cheryl B. Levy	58	Chief Human Resources Officer	2/24/2011
Elissa J. Charbonneau, D.O.	57	Chief Medical Officer	7/1/2015
Andrew L. Price	50	Chief Accounting Officer	10/22/2009
Edmund M. Fay	50	Senior Vice President and Treasurer	3/1/2008
April Anthony	50	Chief Executive Officer and President, Encompass	12/31/2014
There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with persons acting solely as officers of HealthSouth.

Executive Officers Who Are Not Also Directors
Douglas E. Coltharp—Executive Vice President and Chief Financial Officer
Mr. Coltharp was named Executive Vice President and Chief Financial Officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. He currently serves as a member of the board of directors of Under Armour, Inc.
Barbara A. Jacobsmeyer—Executive Vice President of Operations
Ms. Jacobsmeyer was promoted to Executive Vice President of Operations on December 29, 2016 when Mr. Tarr was promoted to President and Chief Executive Officer. Previously, she served as a Regional President for our inpatient rehabilitation business since 2012 and prior to that held various management positions with us since joining HealthSouth in April 2007. In that time her roles included Regional Vice President and hospital chief executive officer. Prior to joining us, Ms. Jacobsmeyer served as chief operating officer for Des Peres Hospital which is part of the Tenet Health System.
Patrick Darby—Executive Vice President, General Counsel and Secretary
Mr. Darby was named Executive Vice President, General Counsel and Secretary effective February 18, 2016.  Before joining us, Mr. Darby was a partner of the law firm Bradley Arant Boult Cummings LLP in Birmingham, Alabama, where he practiced from 1990 to 2016, and an adjunct professor at Cumberland School of Law, in Birmingham, Alabama.  He is a member of the Birmingham Bar Association, Alabama State Bar, and American Bar Association.
Cheryl B. Levy—Chief Human Resources Officer
Ms. Levy has served as principal human resources officer since March 15, 2007. Prior to joining us, Ms. Levy served as the national director, human resources/recruiting, for KPMG LLP, where she advised clients in such diverse areas as recruitment, compensation, benefits, training, development and employee relations from 1999 to 2007. Prior to joining KPMG, she held senior executive human resources positions at several health services companies including Preferred Care Partners Management Group, LP, a large skilled nursing facility company in Texas. Ms. Levy currently serves on the boards of Girls, Inc., UAB Cancer Advisory Board and American Cancer Society-Birmingham Chapter.
Elissa J. Charbonneau, D.O.—Chief Medical Officer
Dr. Charbonneau, a board-certified physical medicine and rehabilitation physician, was named Chief Medical Officer on July 1, 2015. From January 2015 to June 2015, she served as Vice President of Medical Services at HealthSouth. From 2001 to 2014, she served as Medical Director of New England Rehabilitation Hospital of Portland, a joint venture between Maine Medical Center and HealthSouth, where she was a staff physician for several years. Dr. Charbonneau received her doctor of osteopathic medicine from New York College of Osteopathic Medicine, a master’s degree in natural sciences/epidemiology from the State University of New York at Buffalo, and a bachelor’s degree from Cornell University. She is a diplomat of the American Board of Physical Medicine and Rehabilitation and of the American Osteopathic Board of Rehabilitation Medicine. She also serves on the Clinical Practice Guidelines committee of the American Academy of Physical Medicine and Rehabilitation.
Andrew L. Price—Chief Accounting Officer
Mr. Price was named Chief Accounting Officer in October 2009 and has held various management positions with us since joining HealthSouth in June 2004 including Senior Vice President of Accounting and Vice President of Operations Accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Edmund M. Fay—Senior Vice President and Treasurer
Mr. Fay joined HealthSouth in 2008 as Senior Vice President and Treasurer. Mr. Fay has more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining us, he served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions, senior vice president and senior treasury officer, from 2001 to 2008. Prior to 2001, he also held vice president positions at Wachovia Corporation for asset and liability management and at J.P. Morgan & Company, Inc. for global treasury and capital management.
April Anthony—Chief Executive Officer and President, Encompass
Ms. Anthony became an executive officer effective December 31, 2014 upon the acquisition of Encompass Home Health and Hospice by HealthSouth. Ms. Anthony has 23 years of experience in the home health industry. In 1992, she acquired and became chief executive officer of Liberty Health Services. She sold Liberty in 1996 and founded Encompass in 1998, where she has served as chief executive officer since. During her time in the home health industry, Ms. Anthony has overseen the design and development of an industry-leading, comprehensive information platform that allows home health providers, including Encompass, to process clinical, compliance, and marketing information as well as analyze data and trends for management purposes using custom reports on a timely basis. Ms. Anthony founded Homecare Homebase, LLC in 2001 and has served as its chief executive officer since. See “Pre-existing Agreement with an Affiliate” on page 55 for additional detail. She practiced as a certified public accountant with Price Waterhouse LLP prior to entering the home health industry. Mrs. Anthony serves as a director of First Financial Bankshares, Inc. In addition, Ms. Anthony serves on the boards of two non-profit organizations, Encompass Cares Foundation and Abilene Christian University.
GENERAL INFORMATION
Other Business
We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.
Notice of Internet Availability of Proxy Materials

To conserve resources and save expense, we have elected to make our proxy materials available to our stockholders over the internet rather than mailing paper copies of those materials to each stockholder. However, we mail hard copies of proxy materials in the event a stockholder requests that we do so, as described below. On March 24, 2017, we began mailing to our stockholders, and also made available online at www.proxyvote.com, a Notice of Internet Availability of Proxy Materials directing stockholders to a website for access to this Proxy Statement, our 2016 Form 10-K, and instructions on how to vote via the internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Stockholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials.
Annual Report to Stockholders
A copy of our 2016 Form 10-K is being mailed concurrently with this proxy statement to stockholders who have requested hard copies previously and are entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2016 Form 10-K is available without charge from the “Investors” section of our website at http://investor.healthsouth.com. Our 2016 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Investor Relations.

Proposals for 2018 Annual Meeting of Stockholders
All stockholder proposals must be sent by mail or courier service and addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary. Electronic mail and facsimile delivery are not monitored routinely for stockholder submissions, so timely delivery cannot be insured.
Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2018 annual meeting of stockholders must be received by us no later than the close of business on November 24, 2017, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2018 proxy statement and form of proxy.
You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely or does not include the information required by Section 2.9 of our Bylaws. In accordance with Section 2.9, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 5, 2018 and not later than February 4, 2018; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Section 2.9 also requires, among other things, that the proposal must set forth:

(1)	a brief description of the business to be brought before the annual meeting and the reasons for conducting that business;

(2)	the name and record address of the proposing stockholder and the beneficial owner, if any, on whose behalf the proposal is being made;

(3)	the class and number of shares of our capital stock which are owned beneficially or of record by that person or persons and any affiliate or associate;

(4)	the name of each nominee holder of all shares of our capital stock owned beneficially and the number of such shares;

(5)
whether and the extent to which any derivative instrument or other transaction, agreement, arrangement or understanding has been made by or on behalf of that person or persons, or any affiliate or associate, that would mitigate loss to, or to manage risk or benefit of price changes for, that person or persons, or any affiliate or associate, or increase or decrease the voting power or pecuniary or economic interest of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(6)
a description of all agreements, arrangements or understandings between the proposing stockholder, or any affiliate or associate, and any other persons (including their names) in connection with the proposal and any material interest of the other persons in the business being proposed, including any anticipated benefits;

(7)	a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting; and

(8)	any other information relating to the proposing stockholder that would be required to be disclosed in a proxy statement with respect to the business being proposed.
A stockholder proposing business for the annual meeting must update and supplement the notice required by Section 2.9 of our Bylaws so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results
To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including our leverage ratio and Adjusted EBITDA. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions. We believe our leverage ratio and Adjusted EBITDA, as defined in our credit agreement, are measures of our ability to service our debt and our ability to make capital expenditures.
The leverage ratio is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. Our credit agreement also includes a maximum leverage ratio financial covenant which allows us to deduct up to $75 million of cash on hand from consolidated total debt.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 9, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016 (the “2016 Form 10-K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement — its interest coverage ratio and its leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might be on terms less favorable to us than those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA therein, referred to as “Adjusted Consolidated EBITDA,” allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) any losses from discontinued operations and closed locations, (3) costs and expenses, including legal fees and expert witness fees, incurred with respect to litigation associated with stockholder derivative litigation, and (4) share-based compensation expense. We also subtract from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.
The calculation of Adjusted EBITDA under the credit agreement does not require us to deduct net income attributable to noncontrolling interests or gains on disposal of assets and development activities. It also does not allow us to add back professional fees unrelated to the stockholder derivative litigation, losses on disposal of assets, unusual or nonrecurring cash expenditures in excess of $10 million, and charges resulting from debt transactions and development activities. These items and amounts, in addition to the items falling within the credit agreement’s “unusual or nonrecurring” classification, may occur in future periods, but can vary significantly from period to period and may not directly relate to our ongoing operations. Accordingly, these items may not be indicative of our ongoing performance, so the Adjusted EBITDA calculation presented here includes adjustments for them.
Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2016 Form 10-K.

Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(In Millions)
Net income	$318.1	$252.8	$281.7	$381.4	$235.9
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	—	0.9	(5.5)	1.1	(4.5)
Provision for income tax expense	163.9	141.9	110.7	12.7	108.6
Interest expense and amortization of debt discounts and fees	172.1	142.9	109.2	100.4	94.1
Loss on early extinguishment of debt	7.4	22.4	13.2	2.4	4.0
Professional fees—accounting, tax, and legal	1.9	3.0	9.3	9.5	16.1
Government, class action, and related settlements	—	7.5	(1.7)	(23.5)	(3.5)
Noncash loss on disposal or impairment of assets	0.7	2.6	6.7	5.9	4.4
Depreciation and amortization	172.6	139.7	107.7	94.7	82.5
Stock-based compensation expense	27.4	26.2	23.9	24.8	24.1
Net income attributable to noncontrolling interests	(70.5)	(69.7)	(59.7)	(57.8)	(50.9)
Gain on consolidation of former equity method hospital	—	—	(27.2)	—	(4.9)
Transaction costs	—	12.3	9.3	—	—
Adjusted EBITDA	$793.6	$682.5	$577.6	$551.6	$505.9

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(In Millions)
Net cash provided by operating activities	$605.5	$484.8	$444.9	$470.3	$411.5
Provision for doubtful accounts	(61.2)	(47.2)	(31.6)	(26.0)	(27.0)
Professional fees—accounting, tax, and legal	1.9	3.0	9.3	9.5	16.1
Interest expense and amortization of debt discounts and fees	172.1	142.9	109.2	100.4	94.1
Equity in net income of nonconsolidated affiliates	9.8	8.7	10.7	11.2	12.7
Net income attributable to noncontrolling interests in continuing operations	(70.5)	(69.7)	(59.7)	(57.8)	(50.9)
Amortization of debt-related items	(13.8)	(14.3)	(12.7)	(5.0)	(3.7)
Distributions from nonconsolidated affiliates	(8.5)	(7.7)	(12.6)	(11.4)	(11.0)
Current portion of income tax expense	31.0	14.8	13.3	6.3	5.9
Change in assets and liabilities	102.9	147.1	90.1	48.9	58.1
Net premium paid on bond issuance/redemption	5.8	3.9	4.3	1.7	1.9
Windfall tax benefits from share-based compensation	17.3	—	—	—	—
Cash used in (provided by) operating activities of discontinued operations	0.7	0.7	1.2	1.9	(2.0)
Transaction costs	—	12.3	9.3	—	—
Other	0.6	3.2	1.9	1.6	0.2
Adjusted EBITDA	$793.6	$682.5	$577.6	$551.6	$505.9
For the year ended December 31, 2016, net cash used in investing activities was $245.0 million and resulted primarily from capital expenditures and acquisitions of businesses offset by the proceeds from the disposal of the home health pediatric assets. Net cash used in financing activities during the year ended December 31, 2016 was $381.6 million and resulted primarily from the redemption of the Company's 7.75% Senior Notes due 2022, cash dividends paid on common stock, repurchases of common stock in the open market, and distributions to noncontrolling interests of consolidated affiliates.
For the year ended December 31, 2015, net cash used in investing activities was $1,129.8 million and resulted primarily from the acquisitions of Reliant and CareSouth. Net cash provided by financing activities during the year ended December 31, 2015 was $639.9 million and resulted primarily from net debt issuances associated with the funding of the Reliant acquisition.
For the year ended December 31, 2014, net cash used in investing activities was $876.9 million and resulted primarily from the acquisition of Encompass. Net cash provided by financing activities during the year ended December 31, 2014 was $434.2 million and resulted primarily from draws under the revolving and expanded term loan facilities of the Company's credit agreement to fund the acquisition of Encompass offset by the redemption of the Company's existing 7.25% Senior Notes due 2018.
For the year ended December 31, 2013, net cash used in investing activities was $226.2 million and resulted primarily from capital expenditures and the acquisition of Walton Rehabilitation Hospital. Net cash used in financing activities during the year ended December 31, 2013 was $312.4 million and resulted primarily from repurchases of common stock as part of the tender offer completed in the first quarter of 2013.
For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, dividends paid on the Company's convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.

HEALTHSOUTH

HEALTHSOUTH CORPORATION
3660 GRANDVIEW PARKWAY
SUITE 200
BIRMINGHAM, AL 35243

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20103-P88581

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

HEALTHSOUTH CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of ten nominees to the board of directors to serve until our 2018 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) you do not wish to vote for on the line below.

____

Nominees:

01) John W. Chidsey
02) Donald L. Correll
03) Yvonne M. Curl
04) Charles M. Elson
05) Joan E. Herman
06) Leo I. Higdon, Jr.
07) Leslye G. Katz
08) John E. Maupin, Jr.
09) L. Edward Shaw, Jr.
10) Mark J. Tarr

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2017.	☐	☐	☐
3. An advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. An advisory vote to approve the frequency of the say-on-pay advisory vote as every one, two, or three years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, mark here (see reverse for instructions). ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E20104-P88581

HEALTHSOUTH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 4, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick Darby and Douglas E. Coltharp, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of HealthSouth Corporation that the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 4, 2017, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side, FOR Proposals 2 and 3, and 1 YEAR on Proposal 4. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail if the corporation proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)

V.1.1

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2017.

HEALTHSOUTH CORPORATION

HEALTHSOUTH®

HEALTHSOUTH CORPORATION
3660 GRANDVIEW PARKWAY
SUITE 200
BIRMINGHAM, AL 35243

E20113-P88581

Meeting Information

Meeting Type: Annual Meeting of Stockholders
For holders as of: March 8, 2017
Date: May 4, 2017 **Time:** 11:00 AM CDT
Location: Healthsouth Corporation
Corporate Headquarters
3660 Grandview Parkway, Suite 200
Birmingham, AL 35243

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

COMBINED ANNUAL REPORT AND PROXY STATEMENT AND FORM OF PROXY

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the proxy statement for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote by Internet, go to *www.proxyvote.com,* up until 11:59 P.M. Eastern Time on May 3, 2017. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Telephone: To vote by telephone, call 1-800-690-6903, up until 11:59 P.M. Eastern Time on May 3, 2017. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E20114-P88581

Voting Items

The Board of Directors recommends you vote FOR the following:

   Nominees:

01)	John W. Chidsey	06)	Leo I. Higdon, Jr.
02)	Donald L. Correll	07)	Leslye G. Katz
03)	Yvonne M. Curl	08)	John E. Maupin, Jr.
04)	Charles M. Elson	09)	L. Edward Shaw, Jr.
05)	Joan E. Herman	10)	Mark J. Tarr

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote ONE YEAR on the following proposal:

4. To approve, on an advisory basis, the frequency of the above say-on-pay advisory vote as every one, two, or three years.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

E20115-P88581